                                                Filed Pursuant To Rule 424(b)(5)
                                            Registration Statement No. 333-73285

PROSPECTUS SUPPLEMENT
(To prospectus dated March 30, 1999)

                                 $1,500,000,000
                                 [DELPHI LOGO]

                     Delphi Automotive Systems Corporation
                       $500,000,000 6 1/8% Notes due 2004
                       $500,000,000 6 1/2% Notes due 2009
                       $500,000,000 7 1/8% Debentures due 2029
                            ------------------------

     The notes due 2004 will bear interest at 6 1/8% per year and will mature on May 1, 2004, the notes due 2009 will bear interest at 6 1/2% per year and will mature on May 1, 2009 and the debentures due 2029 will bear interest at 7 1/8% per year and will mature on May 1, 2029. We will pay interest on the notes and debentures (collectively, the "Offered Securities") on May 1 and November 1 of each year, beginning November 1, 1999. We may redeem the Offered Securities prior to maturity, in whole or in part, as described in this prospectus supplement.
                            ------------------------

          INVESTING IN THE OFFERED SECURITIES INVOLVES CERTAIN RISKS.
                   SEE "RISK FACTORS" BEGINNING ON PAGE S-3.
                            ------------------------

                                                             PUBLIC OFFERING   UNDERWRITING   PROCEEDS BEFORE
                                                                PRICE(1)         DISCOUNT        EXPENSES
                                                             ---------------   ------------   ---------------
Per Note due 2004..........................................     99.873%           .350%          99.523%
  Total....................................................   $499,365,000      $1,750,000     $497,615,000
Per Note due 2009..........................................     99.393%           .450%          98.943%
  Total....................................................   $496,965,000      $2,250,000     $494,715,000
Per Debenture due 2029.....................................     99.230%           .875%          98.355%
  Total....................................................   $496,150,000      $4,375,000     $491,775,000

-------------------------
(1) Plus accrued interest from May 4, 1999, if settlement occurs after that date.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The Offered Securities are being offered for sale in the United States, Europe and Asia. We have applied to have the Offered Securities listed and traded in accordance with the rules of the Luxembourg Stock Exchange. The Offered Securities will be ready for delivery in book-entry form only through The Depository Trust Company, Cedelbank or the Euroclear System, as the case may be, on or about May 4, 1999.
                            ------------------------
                               Joint Bookrunners

MERRILL LYNCH & CO.                                   MORGAN STANLEY DEAN WITTER
                            ------------------------
                                Co-Lead Managers
CHASE SECURITIES INC.                                       GOLDMAN, SACHS & CO.
                            ------------------------
                                  Co-Managers

BNY CAPITAL MARKETS, INC.          BANC ONE CAPITAL MARKETS, INC.                       BARCLAYS CAPITAL
FIRST UNION CAPITAL MARKETS CORP.    BLAYLOCK & PARTNERS, L.P.                  BEAR, STEARNS & CO. INC.
LEHMAN BROTHERS                       BNP CAPITAL MARKETS, LLC                             DEUTSCHE BANK
ORMES CAPITAL MARKETS, INC.              CIBC WORLD MARKETS        NATIONSBANC MONTGOMERY SECURITIES LLC
SG COWEN                                CREDIT LYONNAIS S.A.                        SALOMON SMITH BARNEY

                            ------------------------

           The date of this prospectus supplement is April 28, 1999.

                               TABLE OF CONTENTS

           PROSPECTUS SUPPLEMENT              PAGE
           ---------------------              ----
Risk Factors................................   S-3
The Company.................................   S-5
Use of Proceeds.............................   S-6
Capitalization..............................   S-7
Selected Financial Data.....................   S-8
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................  S-11
Business of Delphi..........................  S-28
Executive Officers and Directors............  S-39
Description of the Offered Securities.......  S-45
Certain United States Federal Tax Matters...  S-52
Underwriting................................  S-56
General Information.........................  S-58
Legal Matters...............................  S-59

                 PROSPECTUS                   PAGE
                 ----------                   ----
About this Prospectus.......................     2
Where You Can Find More Information.........     3
The Company.................................     4
Risk Factors................................     5
Use of Proceeds.............................     5
Ratio of Earnings to Fixed Charges..........     5
Description of Debt Securities..............     5
Plan of Distribution........................    13
Experts.....................................    15
Legal Opinions..............................    15

     THE LUXEMBOURG STOCK EXCHANGE TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS DOCUMENT, MAKES NO REPRESENTATION AS TO ITS ACCURACY OR COMPLETENESS AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS HOWSOEVER ARISING FROM OR IN RELIANCE UPON THE WHOLE OR ANY PART OF THE CONTENTS OF THIS DOCUMENT AND THE ACCOMPANYING PROSPECTUS.

     No person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell or to buy only the Offered Securities, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement or the accompanying prospectus as well as information previously filed with the Securities and Exchange Commission and incorporated by reference is current only as of the date of such information. Our business, financial condition, results of operations and prospects may have changed since that date.

     OFFERS AND SALES OF THE OFFERED SECURITIES ARE SUBJECT TO RESTRICTIONS IN RELATION TO THE UNITED KINGDOM, DETAILS OF WHICH ARE SET OUT IN "UNDERWRITING" BELOW. THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE OFFERING OF THE OFFERED SECURITIES IN CERTAIN OTHER JURISDICTIONS MAY ALSO BE RESTRICTED BY LAW. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER, OR AN INVITATION ON OUR BEHALF OR ON BEHALF OF THE UNDERWRITERS OR ANY OF THEM TO SUBSCRIBE FOR AND PURCHASE, ANY OF THE OFFERED SECURITIES, AND MAY NOT BE USED FOR OR IN CONNECTION WITH AN OFFER OR SOLICITATION BY ANYONE, IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

     We cannot guarantee that application to the Luxembourg Stock Exchange will be approved, and sale of the Offered Securities is not conditioned on obtaining this listing.

     References in this prospectus supplement and the accompanying prospectus to "we," "us," "our" and the "company" are to Delphi Automotive Systems Corporation.

     In this prospectus supplement and the accompanying prospectus, unless otherwise specified or the context otherwise requires, references to "dollars," "$" and "U.S. $" are to United States dollars.

                                  RISK FACTORS

     In considering whether to purchase the Offered Securities, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below. In addition, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations--Forward-Looking Statements" beginning on page S-26 of this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements in this prospectus supplement and the accompanying prospectus.

WE MAY NOT BE ABLE TO REALIZE THE EXPECTED BENEFITS OF OUR SEPARATION FROM GENERAL MOTORS

     As a result of our initial public offering of common stock in February 1999, General Motors now owns approximately 82.3% of our outstanding common stock and the public owns the rest. On April 12, 1999, the General Motors board of directors approved the complete separation of our company from General Motors principally by means of a tax-free spin-off to holders of General Motors $1- 2/3 common stock. To effect the spin-off of our company, the General Motors board declared a dividend on the $1- 2/3 common stock consisting of approximately 80.1% of our outstanding common stock, payable on May 28, 1999 to holders of record as of May 25, 1999. General Motors intends to contribute the remaining approximately 2.2% of our outstanding common stock owned by it to a voluntary employees' beneficiary association trust for General Motors' hourly retirees if General Motors receives confirmation from the Internal Revenue Service that such contribution will not affect the tax-free status of the spin-off of our company. If General Motors does not receive such a confirmation from the Internal Revenue Service on a timely basis, the remaining shares of our common stock owned by General Motors will be distributed to the holders of the $1- 2/3 common stock as part of the spin-off. If General Motors fails to complete the separation of our company from General Motors as contemplated, our business would be adversely affected. Specifically, we would likely not realize the increased non-General Motors sales, improved labor relations, capital planning flexibility and other benefits we expect to achieve in connection with the separation, all of which are important to our business strategy.

     Although we expect General Motors to continue to be our largest customer for a significant period of time, our ability to realize future sales to General Motors is subject to a number of risks. These risks include uncertainties relating to our business under the supply agreement that we have entered into with General Motors, under which General Motors has certain rights to move business from us to other suppliers. The supply agreement also requires General Motors to provide us the opportunity to supply on competitive terms the first replacement cycle of certain product programs. However, in order to utilize this ability to secure next generation business, we must be competitive in a number of areas. Other suppliers' bids to provide particular products may include offers of price reductions to General Motors on other current or future products, and General Motors may under the supply agreement consider the overall economic effect of such package proposals in assessing our competitiveness. Accordingly, we cannot provide any assurance as to the amount of our future business with General Motors. While we intend to continue to focus on retaining and winning General Motors' business, we cannot assure you that we will succeed in doing so.

     Nor can we assure you that we will successfully enhance our ability to expand our revenue base through additional sales to customers other than General Motors. We face significant competition within each of our major product areas, including some competitors which have substantial size and scale and some which have lower cost structures. Even if we successfully increase our sales to other customers, such sales, if any, will likely not be realized, if at all, for several years because the majority of vehicle manufacturer parts purchases for the next several years have already been sourced.

OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE INDEPENDENT COMPANY

     Our historical financial information for periods before January 1, 1999 may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, independent entity during the periods presented or what our results of operations, financial position and cash flows will be in the future. This is because:

     - we have made certain adjustments and allocations because General Motors did not account for us, and we were not operated, as a stand-alone business for all periods presented; and

     - the information does not reflect many significant changes that will occur in our funding and operations as a result of our separation from General Motors, including employee and tax matters.

     We cannot assure you that the adjustments and allocations we have made in preparing our historical consolidated financial statements appropriately reflect our operations during such periods as if we had in fact operated as a stand-alone entity or what the actual effect of our separation from General Motors will be. Accordingly, we cannot assure you that our historical results of operations are indicative of our future operating or financial performance.

WE MAY HAVE GREATER THAN EXPECTED CAPITAL REQUIREMENTS

     In connection with our separation from General Motors, we have agreed to assume certain obligations relating to pensions and other postretirement employee benefits-principally medical benefits-for our employees as well as for certain employees associated with prior divestitures. We expect that our pension contributions will be material to our results of operations and financial condition, and, under certain circumstances, we could be required to make a significant payment to General Motors in connection with the allocation of other postretirement employee benefits. As a result of these obligations, our liquidity position may be adversely affected if we fail to realize our expected cash flows from operations. In addition, under our supply agreement with General Motors, the timing of payments from General Motors to us under existing contracts changed as of January 1, 1999, with the result that our working capital needs have increased substantially from the levels assumed by the historical consolidated financial statements.

OUR BUSINESS MAY BE ADVERSELY IMPACTED BY WORK STOPPAGES AND OTHER LABOR RELATIONS MATTERS ARISING FROM THE GENERAL CONDUCT OF OUR BUSINESS OR FROM THE SEPARATION

     We are subject to a risk of work stoppages and other labor relations matters because our hourly workforce is highly unionized. In connection with General Motors' proposed separation of our company, we will assume the terms of the national labor agreements negotiated by General Motors. We expect to achieve from the separation of our company increased competitiveness over time as a result of improving our labor relations and establishing more flexible local work rules and practices, but our largest union, the UAW, which represents about 28% of our unionized employees, has stated that it is on record as opposing General Motors' divestiture of our company and that the UAW can and will aggressively work to protect the rights and interests of its members who would be impacted by the separation. We cannot assure you that this and other issues with our labor unions will be resolved favorably to us in the future, that we will not experience significant work stoppages or that we will not record significant charges related to those work stoppages. In addition, if one or more of our customers, including General Motors, experiences a material work stoppage, such work stoppage may have a resulting effect on our company, including the possible shutdown of our production lines related to such customers, which could have a material adverse effect on our business.

                                  THE COMPANY

     The information contained in this section is qualified in its entirety by and should be read together with the more detailed information and financial statements included elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus.

     Delphi Automotive Systems Corporation is the world's largest and most diversified supplier of components, integrated systems and modules to the automotive industry, with 1998 net sales of $28.5 billion. We have become a leader in the global automotive parts industry by capitalizing on the extensive experience we gained as the principal supplier of automotive parts to General Motors Corporation ("General Motors"), the world's largest manufacturer of automotive vehicles. We are primarily a Tier 1 supplier, which means that we generally provide our products directly to automotive vehicle manufacturers ("VMs"). We also sell our products to the worldwide aftermarket for replacement parts and to customers other than VMs. We have established an expansive global presence, with a network of manufacturing sites, technical centers, sales offices and joint ventures located in every major region of the world, and sell our products to every major manufacturer of light vehicles in the world.

     Through our experience with General Motors, we have developed a sophisticated understanding of the design, engineering, manufacture and operation of all aspects of the automotive vehicle. We have both extensive, technical expertise in a broad range of product lines and strong systems integration skills, which enable us to provide comprehensive, systems-based solutions for our customers. We operate our business along three major product sectors that work closely together to coordinate our product development and marketing efforts. We believe that we are one of the leading Tier 1 suppliers in each of our focused product areas. Our three product sectors are:

     - Electronics & Mobile Communication, which includes our automotive electronics and audio and communications systems;

     - Safety, Thermal & Electrical Architecture, which includes our interior, thermal and power and signal distribution products; and

     - Dynamics & Propulsion, which includes our energy and engine management, chassis and steering products.

     Our core business objective is to increase our earnings by expanding our sales globally while improving our operating performance. We believe that our comprehensive vehicle knowledge and expansive global presence provide a solid foundation for our continued growth, particularly as VMs increasingly seek suppliers with technical expertise who can provide competitively-priced systems solutions to meet consumers' requirements for ride and handling performance, safety, security, communications, convenience and entertainment and who can deliver products and offer customer service on a worldwide basis. Although we expect that General Motors will remain our largest customer for a significant period of time, we also expect that our sales to General Motors' North American operations will decline over time. Accordingly, our strategy focuses on increasing sales to other customers while maintaining our strong relationship with General Motors.

     Our company was incorporated in Delaware in late 1998. Effective as of January 1, 1999, we acquired the assets and assumed the liabilities of the businesses of the Delphi Automotive Systems business sector of General Motors. Before the initial public offering in February 1999 of our common stock, we were a wholly-owned subsidiary of General Motors. General Motors now owns approximately 82.3% of our outstanding common stock and the public owns the rest. On April 12, 1999, the General Motors board of directors approved the complete separation of our company from General Motors principally by means of a tax-free spin-off to holders of General Motors $1- 2/3 common stock (the "Spin-off"). To effect the Spin-off, the General Motors board declared a dividend on the $1- 2/3 common stock consisting of approximately 80.1% of our outstanding common stock, payable on May 28, 1999 to holders of record as of May 25, 1999. General Motors intends to contribute the remaining approximately 2.2% of our outstanding common stock owned by it to a voluntary employees' beneficiary association trust for General Motors' hourly retirees if General Motors receives confirmation from the Internal Revenue Service that such contribution will not affect the tax-free status of the Spin-off. If General Motors does not receive such a confirmation from the Internal Revenue Service on a timely basis, the remaining shares of our common stock owned by General Motors will be distributed to the holders of the $1- 2/3 common stock as part of the Spin-off. General Motors has previously received a private letter ruling from the Internal Revenue Service to the effect that the Spin-off would be tax-free to General Motors and its stockholders for United States federal income tax purposes.

                                USE OF PROCEEDS

     We will receive net proceeds from the offering of the Offered Securities of about $1,484 million. We intend to use such proceeds for general corporate purposes, including repayment of about $1,075 million of amounts currently outstanding under our revolving credit facilities. Our borrowings under these revolving credit facilities, which have due dates of January 3, 2000 and January 3, 2004, were about $1.6 billion as of March 31, 1999. As of March 31, 1999, the interest rates on our borrowings under the credit facilities ranged between about 5.39% and 5.44%. For more information about our credit facilities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Debt Capitalization and Available Financing Sources" and Note 8 to our consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                 CAPITALIZATION

     Set forth below is the historical capitalization of our company at December 31, 1998 and as adjusted to give effect to our initial public offering of common stock, the terms of a master separation agreement to which we and General Motors are parties (the "Separation Agreement") and the offering of the Offered Securities pursuant to this prospectus supplement. Except as described in this prospectus supplement, the accompanying prospectus or the documents we incorporate by reference, there has been no material change in our consolidated capitalization since December 31, 1998. You should read the information set forth below in conjunction with "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which appear elsewhere in this prospectus supplement and our consolidated financial statements, including the notes thereto, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                     DECEMBER 31, 1998
                                                      ------------------------------------------------
                                                      HISTORICAL       ADJUSTMENTS          PRO FORMA
                                                      ----------    -----------------      -----------
                                                                       (UNAUDITED)         (UNAUDITED)
                                                                      (IN MILLIONS)
DEBT:
Notes payable and current portion of long-term
  debt..............................................    $  359           $    --             $  359
Long term debt:
  Intracompany note payable and other long-term
     debt...........................................     3,141            (3,141)(1)
                                                                           3,141(1)
                                                                          (1,484)(2)          1,657
  Offered Securities................................        --             1,484(2)           1,484
                                                        ------           -------             ------
     Total debt.....................................     3,500                --              3,500
                                                        ------           -------             ------
EQUITY:
Common stock, par value $.01, 1,350,000,000 shares
  authorized; 465,000,000 shares issued and
  outstanding; 565,000,000 shares pro forma as
  adjusted..........................................        --                 1(3)
                                                                               5(4)               6
Preferred stock, par value $.10, 650,000,000 shares
  authorized; none issued...........................        --                --                 --
Additional paid-in capital..........................        --             1,620(3)
                                                                           1,613(4)           3,233
General Motors' net investment......................        77             1,541(1)
                                                                          (1,618)(4)             --
Accumulated translation adjustments.................       (68)               --                (68)
                                                        ------           -------             ------
     Total equity...................................         9             3,162              3,171
                                                        ------           -------             ------
     Total capitalization...........................    $3,509           $ 3,162             $6,671
                                                        ======           =======             ======

---------------
The following pro forma adjustments were made to reflect our initial public offering of common stock, the terms of the Separation Agreement and the offering of the Offered Securities as if the transactions occurred on December 31, 1998. See Note 17 of our consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus for additional information.

(1) Reflects the settlement of certain intracompany accounts receivable from General Motors with the intracompany note payable to General Motors. On January 1, 1999, immediately prior to the transactions contemplated by the Separation Agreement, certain intracompany accounts receivable from General Motors, of about $1.6 billion, were settled with the $3.1 billion outstanding intracompany note payable to General Motors with the difference resulting in an increase in General Motors' net investment in Delphi. Delphi initially financed its operations with borrowings from revolving credit facilities. See "Use of Proceeds."
(2) Reflects the net proceeds from the issuance of the Offered Securities. The Offered Securities are presented net of discounts and other costs of issuance. The net proceeds will be used for general corporate purposes, including repayment of amounts outstanding under our revolving credit facilities. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Debt Capitalization and Available Financing Sources."
(3) Reflects the net proceeds from the sale of one hundred million shares of common stock in our initial public offering, at a price of $17.00 per share. The initial public offering proceeds are being used for general corporate purposes, including working capital requirements which were impacted by the change in General Motors accounts receivable payment terms. Such payment terms were modified to require payment by General Motors on the second day of the second month following shipment by Delphi.
(4) Reflects the adjustment to equity to reclassify General Motors' net investment in Delphi as common stock and additional paid-in-capital.

                            SELECTED FINANCIAL DATA

     The following selected financial data of Delphi reflect the historical results of operations and cash flows of the businesses that were considered part of the Delphi Automotive Systems business sector of General Motors during each respective period. In addition, the data for all periods include amounts relating to Delco Electronics Corporation ("Delco Electronics"), the electronics and mobile communication business that was transferred by General Motors from Hughes Electronics to Delphi in December 1997. The historical consolidated statement of operations data set forth below do not reflect many significant changes that have occurred or will occur in the operations and funding of our company as a result of our separation from General Motors effective as of January 1, 1999 and our initial public offering of common stock in February 1999.

     The selected financial data of Delphi should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus supplement and the consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus. The consolidated statement of operations and cash flow data set forth below for each of the three years in the period ended December 31, 1998, and the consolidated balance sheet data as of December 31, 1998 and 1997, are derived from, and qualified by reference to, the consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus, and should be read in conjunction with those consolidated financial statements and the notes thereto. The consolidated statement of operations and cash flow data for the year ended December 31, 1995, and the consolidated balance sheet data as of December 31, 1996, are derived from audited consolidated financial statements not included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. The consolidated statement of operations and cash flow data for the year ended December 31, 1994, and the consolidated balance sheet data as of December 31, 1995 and 1994, are derived from unaudited consolidated financial statements not included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus, which in our opinion, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for such periods.

     The financial information presented below may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented. You should read the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section, which describes a number of factors which have affected our financial results, including significant price reductions as General Motors implemented its global sourcing initiative, labor disruptions at both General Motors and Delphi and charges associated with certain competitiveness initiatives.

     The pro forma selected financial data as of and for the year ended December 31, 1998 were derived from the application of pro forma adjustments to our historical consolidated financial statements and give effect to our initial public offering of common stock and the impact of the terms of the Separation Agreement. The pro forma balance sheet data have been prepared as if our separation from General Motors and our initial public offering occurred on December 31, 1998. The pro forma statement of operations data have been prepared as if our separation from General Motors had been completed and our initial public offering had occurred on January 1, 1998. Specifically, the pro forma financial data give effect to:

     - our initial public offering of common stock;

     - the settlement of certain intracompany accounts with General Motors and a change in General Motors' accounts receivable payment terms;

     - decreased employee benefit costs due to General Motors' retention of certain benefit obligations; and

     - certain incremental costs associated with operating Delphi as a stand-alone publicly traded company.

     The pro forma balance sheet data are not necessarily indicative of what our financial position would have been had the separation of our business from General Motors been completed and had our initial public offering occurred on December 31, 1998. The pro forma statement of operations data are not necessarily indicative of what our results of operations would have been had the separation of our business from General Motors been completed and had our initial public offering occurred at the beginning of 1998.

                                                           YEAR ENDED DECEMBER 31,
                                      ------------------------------------------------------------------
                                      PRO FORMA
                                        1998          1998       1997       1996       1995      1994(1)
                                      ---------      -------    -------    -------    -------    -------
                                                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Net sales.........................   $28,479       $28,479    $31,447    $31,032    $31,661    $31,044
  Operating expenses:
     Cost of sales, excluding items
       listed below.................    25,887        26,135     27,710     27,471     27,384     27,081
     Selling, general and
       administrative...............     1,600         1,463      1,415      1,445      1,366      1,157
     Depreciation and
       amortization.................     1,102         1,102      1,970        843        773        722
                                       -------       -------    -------    -------    -------    -------
  Operating (loss) income...........      (110)         (221)       352      1,273      2,138      2,084
  Interest expense..................      (277)         (277)      (287)      (276)      (293)      (310)
  Other income, net.................       232           232        194        115        101        103
                                       -------       -------    -------    -------    -------    -------
  (Loss) income before income
     taxes..........................      (155)         (266)       259      1,112      1,946      1,877
  Income tax (benefit) expense......      (131)         (173)        44        259        639        644
                                       -------       -------    -------    -------    -------    -------
  (Loss) income before cumulative
     effect of change in accounting
     principle......................       (24)          (93)       215        853      1,307      1,233
  Cumulative effect of change in
     accounting principle, net of
     tax............................        --            --         --         --         --       (258)
                                       -------       -------    -------    -------    -------    -------
  Net (loss) income.................   $   (24)      $   (93)   $   215    $   853    $ 1,307    $   975
                                       =======       =======    =======    =======    =======    =======
  Basic and diluted (loss) earnings
     per share......................   $ (0.04)      $ (0.20)   $  0.46    $  1.83    $  2.81    $  2.10
                                       =======       =======    =======    =======    =======    =======
STATEMENT OF CASH FLOWS DATA:
  Cash provided by operating
     activities.....................       n/a       $   849    $ 2,918    $ 2,701    $ 1,370        n/a
  Cash used in investing
     activities.....................       n/a        (1,216)    (1,320)      (995)    (1,141)       n/a
  Cash provided by (used in)
     financing activities...........       n/a           384     (1,549)    (1,686)      (263)       n/a
OTHER FINANCIAL DATA:
  EBITDA(2).........................   $ 1,167       $ 1,056    $ 2,459    $ 2,182    $ 2,959    $ 2,603

                                                               AT DECEMBER 31,
                                      ------------------------------------------------------------------
                                      PRO FORMA
                                        1998          1998       1997       1996       1995       1994
                                      ---------      -------    -------    -------    -------    -------
                                                                (IN MILLIONS)
BALANCE SHEET DATA:
  Total assets......................   $18,668       $15,506    $15,026    $15,390    $15,635    $14,494
  Total debt........................     3,500         3,500      3,500      3,500      3,500      3,500
  Equity (deficit)..................     3,171             9       (413)       922      1,354        120

---------------
(1) Delphi adopted Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits," effective January 1, 1994. The adoption had an unfavorable cumulative effect of $258 million after-tax, which is reflected in 1994 net income. Earnings per share before the unfavorable cumulative effect of the change in accounting principle was $2.65 per share. The unfavorable cumulative effect of the change in accounting principle was $0.55 per share.

(2) "EBITDA" is defined as income before provision for interest expense and interest income, income taxes, depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles, but because we believe it is a widely accepted indicator of our ability to incur and service debt. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA, as presented herein, may not be comparable to similarly titled measures reported by other companies.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     HISTORICAL FINANCIAL STATEMENTS

     Our consolidated financial statements, which are discussed below, reflect the historical results of operations and cash flows of the businesses that were considered part of the Delphi business sector of General Motors during each respective period; however, they do not reflect many significant changes that have occurred and will occur in the operations and funding of our company as a result of our separation from General Motors and our initial public offering of common stock. The historical consolidated balance sheets reflect the assets and liabilities transferred to our company in accordance with the transactions contemplated by the Separation Agreement. Delphi and Delco Electronics were under the common control of General Motors during such periods; therefore, our consolidated financial statements include amounts relating to Delco Electronics for all periods presented, although Delco Electronics was not integrated with our company until December 1997. See Note 1 to our consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus for a summary of our organization and significant factors reflected in our historical financial statements. See "--Results of Operations--Liquidity and Capital Resources" and Note 17 to those consolidated financial statements for information on changes in our operations and funding that are expected to result from our separation from General Motors and our initial public offering of common stock.

     SEPARATION FROM GENERAL MOTORS

     Delphi and General Motors (and, in some cases, their respective affiliates) have entered into certain agreements providing for the separation of Delphi's business from General Motors, including the Separation Agreement. For more information regarding the separation terms, see the description of the arrangements between General Motors and Delphi contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

     RECENT FINANCIAL RESULTS

     A strong North American market coupled with aggressive cost-reduction more than offset the impact of the economic downturn in South America as we reported net income for the first three months of 1999 of $284 million.

     Historical net income for the first quarter of 1998, as measured under generally accepted accounting principles, was $236 million. However, the $236 million does not reflect the impact of the terms of the Separation Agreement. After including the effect of the Separation Agreement, pro forma first quarter 1998 net income was $254 million. Thus, on a comparable basis, Delphi's first quarter 1999 net income of $284 million reflects a 12 percent increase over the 1998 level of $254 million.

     Consolidated net sales were $7.5 billion for the first three months of 1999 compared to $7.6 billion for the first three months of 1998. This reflects growth in sales revenue from ongoing operations and strong North American sales, offset by the impact of businesses divested in late 1998 and a decline in South American sales. Non-General Motors sales for the first three months of 1999 were up 12 percent, after adjusting to eliminate the 1998 sales of our seating, lighting, coil spring and several smaller businesses, which were divested in 1998.

     Our balance sheet as of March 31, 1999 reflected cash and marketable securities of $1.1 billion and total debt of $1.9 billion, resulting in net liquidity of $(0.8) billion, a significant improvement compared to net liquidity of $(2.5) billion, or $(1.4) billion on a pro forma basis, at December 31, 1998. Our pension obligations and total stockholders' equity were $2.2 billion and $3.4 billion, respectively, as of March 31, 1999.

     Additional information concerning our recent financial results is set forth in our Current Report on Form 8-K filed April 16, 1999, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

RESULTS OF OPERATIONS

     To facilitate analysis, the following table sets forth historical consolidated statement of operations data as a percentage of consolidated net sales for each of the periods presented:

                                                                  YEAR ENDED DECEMBER 31,
                                                                ---------------------------
                                                                1998       1997       1996
                                                                -----      -----      -----
NET SALES...................................................    100.0%     100.0%     100.0%
Operating expenses:
  Cost of sales, excluding items listed below...............     91.8       88.1       88.5
  Selling, general and administrative.......................      5.1        4.5        4.7
  Depreciation and amortization.............................      3.9        6.3        2.7
                                                                -----      -----      -----
OPERATING (LOSS) INCOME.....................................     (0.8)       1.1        4.1
Interest expense............................................     (0.9)      (0.9)      (0.9)
Other income, net...........................................      0.8        0.6        0.4
                                                                -----      -----      -----
(Loss) income before income taxes...........................     (0.9)       0.8        3.6
Income tax (benefit) expense................................     (0.6)       0.1        0.8
                                                                -----      -----      -----
NET (LOSS) INCOME...........................................     (0.3)%      0.7%       2.8%
                                                                =====      =====      =====

     In order to more fully understand the fluctuations, you should consider the impact of special items and work stoppages as discussed below.

     SPECIAL ITEMS AND WORK STOPPAGES

     The global automotive components and systems market is increasingly competitive and is undergoing significant restructuring and consolidation activities. All of our major industry competitors continue to increase their focus on efficiency and cost improvements, while facing increasing price pressures from VMs. As a result, in 1997 we initiated a study to evaluate the long-term competitiveness of all facets of our businesses ("Competitiveness Study"). As market conditions continued to warrant such review, a Competitiveness Study was again completed in 1998 in conjunction with our annual business planning cycle. Additional information regarding the results of each Competitiveness Study is included below and in Note 3 to our consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

     Our operating results for the periods presented also were impacted by a number of other special items which management views as non-recurring in nature. Such special items included divestitures and plant closing charges as well as work stoppages at certain General Motors and Delphi locations. Although these items are considered non-recurring, we cannot provide assurance that other special items and/or work stoppages will not occur with greater or lesser effects in future periods.

     The following is a summary of the special items that impacted our operating results during the periods presented:

     1998

     - During 1998, we recorded a $310 million charge, or $192 million after-tax, related to the 1998 Competitiveness Study. Overall, the charge had the effect of increasing cost of sales and depreciation and amortization by $154 million and $156 million, respectively.

     - During 1998, we recorded a loss of $430 million, or $271 million after-tax, related to divestitures involving our seating, lighting, and coil spring businesses. The charge had the effect of increasing cost of sales and depreciation and amortization by $382 million and $48 million, respectively.

     - Work stoppages at General Motors and Delphi during 1998 reduced operating income by about $726 million, or $450 million after-tax, after considering partial recovery of lost production in subsequent periods.

     1997

     - During 1997, we recorded a $1.4 billion charge, or $870 million after-tax, relating to the 1997 Competitiveness Study. Overall, the charge had the effect of increasing 1997 cost of sales and depreciation and amortization by $262 million and $1.1 billion, respectively.

     - Work stoppages during 1997 reduced operating income by about $148 million, or $92 million after-tax, after considering partial recovery of lost production in subsequent periods.

     - During 1997, we recorded an $80 million plant closing charge, or $50 million after-tax, relating to a facility in Trenton, New Jersey. This charge had the effect of increasing cost of sales by $80 million.

     - Other special items included gains aggregating $97 million, or $60 million after-tax. These gains primarily related to the sale of certain businesses and investments, none of which were material on an individual basis.

     1996

     - During 1996, we sold four facilities located in Flint and Livonia, Michigan and Oshawa and Windsor, Ontario, which resulted in a loss of $247 million, or $153 million after-tax. The loss had the effect of increasing cost of sales and depreciation and amortization by $167 million and $80 million, respectively.

     - During 1996, three major work stoppages at various General Motors and Delphi facilities in the United States and Canada had an unfavorable impact of about $453 million, or $281 million after-tax, resulting from lower General Motors production volumes, after considering partial recovery of lost production in subsequent periods.

     - Retiree lump sum benefit payments resulting from U.S. labor negotiations during 1996 resulted in a charge of $86 million, or $53 million after-tax.

     - Other special charges totaled $50 million, or $31 million after-tax. These costs primarily reflect the sale of certain business investments, none of which were material on an individual basis.

     1998 VERSUS 1997

     Net Sales. Consolidated net sales and changes in net sales by product sector and in total for the years ended December 31, 1998 and 1997 were:

                                                 YEAR ENDED
                                                DECEMBER 31,                CHANGE
                                            --------------------      ------------------
             PRODUCT SECTOR                  1998         1997           $           %
             --------------                 -------      -------      -------      -----
                                                       (DOLLARS IN MILLIONS)
Electronics & Mobile Communication......    $ 4,823      $ 5,539      $  (716)     (12.9)%
Safety, Thermal & Electrical
  Architecture..........................     11,226       12,728       (1,502)     (11.8)
Dynamics & Propulsion...................     12,862       13,733         (871)      (6.3)
Eliminations............................       (432)        (553)         121        n/a
                                            -------      -------      -------      -----
  Consolidated net sales................    $28,479      $31,447      $(2,968)      (9.4)%
                                            =======      =======      =======      =====

     The decrease in consolidated net sales for each product sector reflects unfavorable volume associated with work stoppages, after considering partial recovery of lost production, divested businesses (primarily in our Safety, Thermal & Electrical Architecture product sector) and unfavorable economic conditions in

Asia and Latin America. In addition, our net sales continue to be impacted by pricing pressures as vehicle manufacturers reduce their cost structures through competitive sourcing initiatives and global vehicle platforms. Specifically, all of our product sectors were impacted by price reductions required by General Motors and other customers which totaled $465 million (or 1.6% of net sales). As a percentage of net sales, price reductions declined from 1997 levels to levels which we believe will be more indicative of future pricing pressures from VMs, although we cannot assure you in this regard. Overall, price reductions had the largest impact on our Electronics & Mobile Communication product sector (2.7% of net sales) due to the impact of General Motors-North America's continued implementation of its global sourcing strategy and reflecting the overall price declines throughout the electronics industry. The unfavorable impact of lower volumes, as discussed above, and price reductions was partially offset by an increase in sales to customers other than General Motors. Sales to customers other than General Motors during 1998 increased about $620 million or 11% compared to 1997.

     Cost of Sales. Cost of sales represented 91.8% of consolidated net sales for 1998 compared to 88.1% for 1997. The increase reflects the impact of special items and work stoppages along with other factors which are described in greater detail in the operating (loss) income discussion below.

     Selling, General and Administrative Expenses and Depreciation and Amortization. Selling, general and administrative expenses increased by $48 million during 1998 compared to 1997. Depreciation and amortization increased by $28 million during 1998 excluding the impact of special charges during 1998 and 1997 totaling $204 million and $1.1 billion, respectively, related to divestitures and the Competitiveness Study for each period. The increase in depreciation and amortization, excluding the impact of special charges, reflected incremental depreciation associated with a larger fixed asset base.

     Operating (Loss) Income. Our operating loss was $221 million for 1998 compared to operating income of $352 million in 1997. Excluding the impact of special items and work stoppages, operating income totaled $1.2 billion and $1.9 billion for the years ended December 31, 1998 and 1997, respectively. The following information on operating income and changes in operating income and its components excludes the impact of special items and work stoppages. See "--Special Items and Work Stoppages" for additional information.

     Operating income by product sector and in total, excluding the impact of special items and work stoppages, was:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                ------------------
                       PRODUCT SECTOR                            1998        1997
                       --------------                           ------      ------
                                                                  (IN MILLIONS)
Electronics & Mobile Communication..........................    $  511      $  612
Safety, Thermal & Electrical Architecture...................       707       1,060
Dynamics & Propulsion.......................................       314         400
Other.......................................................      (287)       (130)
                                                                ------      ------
  Total operating income excluding the impact of special
     items and work stoppages...............................    $1,245      $1,942
                                                                ======      ======

     Operating income, excluding the impact of special items and work stoppages, was unfavorably impacted by continuing price pressures, the economic downturn in Latin America and unfavorable design costs and product mix. These unfavorable items were significantly offset by our aggressive cost reduction efforts as we have implemented several strategies to reduce our cost structure and maintain our desired level of profitability. Specifically, each of our product sectors achieved material and manufacturing cost savings which totaled about $945 million during 1998, exceeding price reductions and unrecovered design change costs by $110 million. Cost savings achieved primarily reflect the results of our global sourcing initiatives and continued implementation of lean manufacturing strategies. In addition, operating income was favorably impacted by greater sales penetration of non-General Motors customers during 1998.

     Interest Expense. Interest expense totaled $277 million and $287 million for the years ended December 31, 1998 and 1997, respectively. The decrease in interest expense reflects lower interest rates during 1998 in comparison to 1997 rates.

     Other Income, Net. Other income, net totaled $232 million for 1998, compared to $194 million in 1997. The increase primarily reflects improved profitability for certain non-consolidated ventures during 1998.

     Taxes. The effective income tax rate for 1998 was a 65.0% credit compared to an effective income tax rate of 17.0% for 1997. During 1998, certain deductions and tax credits remained constant while taxable income decreased substantially, resulting in a greater effective tax benefit as a percentage of pretax income.

     Net (Loss) Income. Our historical net loss totaled $93 million in 1998 compared to net income of $215 million during 1997. Excluding special items and work stoppages, our income was $820 million and $1.2 billion for the years ended December 31, 1998 and 1997, respectively, reflecting the impact of items discussed above.

     PRO FORMA 1998

     Our operating loss and net loss, as reported for 1998, does not reflect the impact of many changes in our operations that are expected to result from our separation from General Motors. After giving effect to the terms of the Separation Agreement, our operating loss and net loss would have been $110 million and $24 million, respectively, for 1998. Excluding the impact of special items and work stoppages and after giving effect to the terms of the Separation Agreement, operating income and net income would have been $1.4 billion and $889 million, respectively, for 1998. Overall, the terms of the Separation Agreement would have had a favorable impact on our reported operating loss and net loss of $111 million and $69 million, respectively, for the year ended December 31, 1998, reflecting the net effect of lower employee benefit costs and higher other costs associated with operating Delphi as a stand-alone company. For additional information on the impact of the terms of the Separation Agreement, see Note 17 to our consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

     1997 VERSUS 1996

     Net Sales. Consolidated net sales and changes in net sales by product sector and in total for the years ended December 31, 1997 and 1996 were:

                                                      YEAR ENDED
                                                     DECEMBER 31,          CHANGE
                                                  ------------------    -------------
                PRODUCT SECTOR                     1997       1996        $       %
                --------------                    -------    -------    -----    ----
                                                         (DOLLARS IN MILLIONS)
Electronics & Mobile Communication............    $ 5,539    $ 5,315    $ 224    4.2%
Safety, Thermal & Electrical Architecture.....     12,728     12,942     (214)   (1.7)
Dynamics & Propulsion.........................     13,733     13,293      440     3.3
Eliminations..................................       (553)      (518)     (35)    n/a
                                                  -------    -------    -----    ----
  Consolidated net sales......................    $31,447    $31,032    $ 415    1.3%
                                                  =======    =======    =====    ====

     The increase in consolidated net sales during 1997 reflects a $260 million increase in sales to non-General Motors customers and improved General Motors-North America production volumes, after adjusting for the impact of work stoppages. These improved volumes during 1997 were partially offset by the impact of the 1996 sale of four plants by the Safety, Thermal & Electrical Architecture product sector, which had combined historical annual net sales of about $1.0 billion, as well as continued price pressures. Price reductions required by General Motors and non-General Motors customers had an unfavorable sales impact on all of our product sectors and totaled about $730 million, or 2.3% of net sales, during 1997.

Price reductions for our Electronics & Mobile Communication product sector, representing 3.3% of net sales, exceeded the overall percentage for Delphi on a consolidated basis due to the timing of the implementation of General Motors-North America's global sourcing as it related to electronics products and the overall price declines throughout the electronics industry.

     Cost of Sales. Cost of sales, as a percentage of consolidated net sales, decreased to 88.1% in 1997 from 88.5% in 1996. The decrease as a percentage of net sales reflects a lower impact of work stoppages in 1997 compared to 1996 along with other factors which are described in greater detail in the operating income discussion below.

     Selling, General and Administrative Expenses and Depreciation and Amortization. Selling, general and administrative expenses remained constant during 1997 and 1996 while depreciation and amortization, excluding the $1.1 billion charge associated with the Competitiveness Study, increased slightly.

     Operating Income. Operating income decreased to $352 million in 1997 from $1.3 billion in 1996. Excluding the impact of special items and work stoppages, operating income totaled $1.9 billion in 1997 compared to $2.1 billion in 1996. The following information on operating income and changes in operating income and its components excludes the impact of special items and work stoppages. See "--Special Items and Work Stoppages" for additional information.

     Operating income by product sector and in total, excluding the impact of special items and work stoppages, was:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                ------------------
                       PRODUCT SECTOR                            1997        1996
                       --------------                            ----        ----
                                                                  (IN MILLIONS)
Electronics & Mobile Communication..........................    $  612      $  810
Safety, Thermal & Electrical Architecture...................     1,060         955
Dynamics & Propulsion.......................................       400         321
Other.......................................................      (130)        (27)
                                                                ------      ------
  Total operating income excluding the impact of special
     items and work stoppages...............................    $1,942      $2,059
                                                                ======      ======

     As a result of strategies implemented to reduce our cost structure, we realized material and manufacturing cost savings of about $450 million during 1997. Cost savings were realized by all of our product sectors; however, price reductions and unrecovered design change costs, which together totaled about $960 million in 1997, more than offset the cost savings. Unrecovered design change costs had an unfavorable impact on operating income of about $230 million in 1997, primarily affecting our Electronics & Mobile Communication product sector. In addition, operating income was favorably impacted by greater sales penetration of non-General Motors customers and improved General Motors-North America production volumes after adjusting for the impact of work stoppages.

     Interest Expense. Interest expense totaled $287 million and $276 million in 1997 and 1996, respectively. The increase in interest expense in 1997 primarily reflected slightly higher interest rates during the period.

     Other Income, Net. Other income, net totaled $194 million in 1997 compared with $115 million in 1996. The amount reported for 1997 includes a gain of $97 million, or $60 million after-tax, relating to the sale of certain business investments. The gain was partially offset by a decline in earnings of nonconsolidated affiliates, which decreased to $27 million in 1997 compared with $57 million in 1996. The decline reflected lower equity earnings due to the sale of certain minority owned investments and the unfavorable impact of economic volatility on overseas joint ventures.

     Taxes. The effective income tax rate for 1997 was 17.0% compared with 23.3% for 1996. The lower 1997 effective income tax rate primarily reflected the favorable impact of state and local income tax rates which were generally lower than in 1996. The favorable impact of state and local tax rates was partially offset by higher foreign tax rates during 1997.

     Net Income. Net income totaled $215 million in 1997 and $853 million in 1996. Income, excluding the impact of special items and work stoppages, totaled $1.2 billion in 1997 compared to $1.4 billion in 1996 reflecting the items discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     Pursuant to a cash and debt management agreement with General Motors and an intracompany note payable to General Motors, our historical balance sheets reflect cash and marketable securities of $1.0 billion and combined short-term and long-term debt capitalization of $3.5 billion at December 31, 1998 and 1997. The short-term and long-term debt capitalization included a $3.1 billion intracompany note payable to General Motors and outstanding debt at our international subsidiaries. The $3.1 billion intracompany note payable to General Motors represented the portion of General Motors' outstanding debt that was specifically related to our operations.

     Our net liquidity was $(2.5) billion at December 31, 1998 and 1997. Our net liquidity consists of cash and marketable securities less the total of short-term and long-term debt. The ratio of total debt to total capital, which consists of total debt plus equity, was 100% at December 31, 1998 compared to 113% at December 31, 1997. The ratio of total debt to total capital was greater than 100% at December 31, 1997, reflecting the impact of a net deficit in stockholder's equity. The ratio of total debt to total capital decreased during 1998, reflecting differences in various separation adjustments required at each date. Our initial public offering and other related transactions resulted in a pro forma total debt to total capital ratio of 52% at December 31, 1998.

     LIQUIDITY PRIOR TO AND UPON OUR SEPARATION FROM GENERAL MOTORS AND OUR INITIAL PUBLIC OFFERING

     The following table sets forth the changes in our net liquidity, certain of which occurred immediately prior to or in connection with the transfer of assets and liabilities from General Motors to our company. The impact of the offering of the Offered Securities is not reflected below. The extension of payment terms for intracompany accounts receivable and the settlement of intracompany accounts receivable with the intracompany note payable occurred before assets and liabilities were transferred to Delphi Automotive Systems Corporation. Consequently, these transactions were executed by the Delphi businesses, and not by Delphi Automotive Systems Corporation.

                                                            CASH AND
                                                           MARKETABLE      SHORT- AND         NET
                                                           SECURITIES    LONG-TERM DEBT    LIQUIDITY
                                                           ----------    --------------    ---------
                                                                         (IN BILLIONS)
Net liquidity at December 31, 1998--as reported........      $ 1.0           $ 3.5           $(2.5)
Extension of payment terms for intracompany accounts
  receivable from General Motors.......................       (2.1)             --            (2.1)
Settlement of intracompany note payable to General
  Motors...............................................         --            (3.1)            3.1
Increase in accounts receivable, subsequent to
  settlement of intracompany accounts receivable.......       (1.6)             --            (1.6)
Proceeds from revolving credit facilities..............        3.1             3.1              --
Proceeds from initial public offering of common
  stock................................................        1.6              --             1.6
                                                             -----           -----           -----
  Pro forma net liquidity..............................      $ 2.0           $ 3.5           $(1.5)
                                                             =====           =====           =====

     Each of the above changes in our net liquidity is discussed in the sections that follow.

     EXTENSION OF PAYMENT TERMS

     In accordance with the terms of our supply agreement with General Motors, which became effective as of January 1, 1999, payment terms for intracompany accounts receivable from General Motors have been modified such that payments will generally be due from General Motors on the second day of the second month following the date of shipment by Delphi. These modified payment terms are consistent with those General Motors is currently in the process of introducing to all of its suppliers. Previous payment terms generally required General Motors to make intracompany accounts receivable payments in the month following shipment by Delphi. Overall, this change increased accounts receivable by about $2.1 billion beginning in 1999. While Delphi intends to seek an extension of payment terms with its suppliers over time, in most cases, it currently pays suppliers on the 25th day of the month following the date a shipment is received. The difference in the payment terms for accounts receivable and accounts payable results in a monthly short-term cash flow gap. Delphi is financing this short-term cash flow gap through short-term borrowings, as discussed below.

     DEBT CAPITALIZATION AND AVAILABLE FINANCING SOURCES

     Immediately prior to the transactions contemplated by the Separation Agreement, approximately $1.6 billion of certain intracompany accounts receivable from General Motors were offset with the $3.1 billion outstanding intracompany note payable to General Motors, with the difference resulting in an increase in General Motors' net investment in Delphi. We expect to finance our operations with third party funding of up to $3.1 billion. Such funding will be in the form of drawdowns from the available $4.9 billion third party revolving credit facilities and structured financing arrangements, including this offering of the Offered Securities. In this regard, borrowings under third party revolving credit facilities were about $1.6 billion as of March 31, 1999. In addition, during the fourth quarter of 1998, we implemented a $175 million accounts receivable factoring program.

     In January 1999, we entered into two financing arrangements with a syndicate of lenders providing for an aggregate of $4.9 billion in available revolving credit facilities. In general, we may borrow up to $4.9 billion under the facilities through January 3, 2000, after which $1.5 billion will be available through January 3, 2004. The $4.9 billion we may borrow will be reduced to the extent of any net cash proceeds received from public offerings of common stock subsequent to our initial public offering and cash proceeds from public offerings and private placements of debt securities, excluding debt securities with a maturity of less than one year but including the Offered Securities. The total reduction arising from issuances of common stock and debt securities (including in our initial public offering) will not reduce aggregate availability by more than $2.0 billion. Generally, following the issuance of the Offered Securities, we expect our borrowings under the revolving credit facilities to be split between 364-day and five-year tranches. We may borrow under these financing arrangements for general corporate purposes. The credit facilities include certain customary affirmative and negative covenants, including maintenance of a ratio of consolidated total debt to consolidated EBITDA, excluding extraordinary items. The credit facilities also provide for certain events of default, including upon a change in control, which is generally defined to include the acquisition of more than 20% of the voting power of our common stock by any person other than General Motors. For additional information on our revolving credit facilities, see Note 8 to the consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

     General Motors currently owns about 82.3% of our common stock. As a result, General Motors will continue to include us as a "subsidiary" for various financial reporting, accounting and other purposes until after the Spin-off is completed. Accordingly, we have agreed to certain covenants regarding the incurrence of debt. Specifically, so long as General Motors owns at least 50% of our outstanding shares of common stock, these covenants limit our maximum indebtedness, including indebtedness incurred in connection with acquisitions.

     Delphi's intra-year cash fluctuations are impacted by the volume and timing of worldwide vehicle production. Examples of seasonal effects in the industry include the shut-down of operations of our primary North American customers for about two weeks in July, the subsequent ramp-up of new model production and the additional one-week shut-down in December. We believe that our company has sufficient financial flexibility to fund these fluctuations and to access the global capital markets on terms and in amounts satisfactory to it, although there can be no assurance that this will be the case. In addition, we expect cash flows from operations, the establishment of the revolving credit facilities and other short-term sources to be sufficient to satisfy future working capital, capital expenditures, research and development, pension funding requirements and debt service requirements during the next 12 to 18 months. We expect cash flows from operations, the establishment of the revolving credit facilities and access to the short-term and long-term capital markets to satisfy our funding needs during our five-year business planning cycle. See "--Cash Flows--Investing Activities" and "--Our Other Postretirement Employee Benefits and Underfunded Pension Obligations."

     CASH FLOWS

     Operating Activities. Net cash provided by operating activities was $849 million for the year ended December 31, 1998 compared to $2.9 billion in 1997 and $2.7 billion in 1996. The decrease in 1998 cash flows reflects the impact of work stoppages and the related overall net loss for 1998, as well as decreases in accrued and other liabilities. The decrease in accrued and other liabilities in 1998 reflected a reduction in income taxes payable and the timing of settlements for amounts accrued in prior periods. The 1997 increase in cash flows from operating activities primarily reflects increases in accounts payable, accrued liabilities and other liabilities partially offset by increased accounts receivable and cash used for other postretirement benefits as discussed below. The 1997 changes referenced above primarily reflected an increased volume of activity, differences in the timing of settlements, and amounts accrued in connection with the Competitiveness Studies.

     Operating cash flow during 1998 and 1997 reflected contributions to a Voluntary Employees' Beneficiary Association trust. The contributions, which totaled $677 million in 1998 and $925 million in 1997, were made in connection with General Motors' pre-funding of a portion of its other postretirement benefit liabilities. In accordance with the terms of the Separation Agreement, General Motors will retain 100% of the pre-funding and, accordingly, Delphi's other postretirement benefit liabilities do not reflect an allocation of the Voluntary Employees' Beneficiary Association trust assets.

     Investing Activities. Cash flows used in investing activities totaled $1.2 billion, $1.3 billion and $1.0 billion for the years ended December 31, 1998, 1997 and 1996, respectively. Overall, cash flows used in investing activities primarily relate to our capital expenditure program, partially offset by proceeds from asset sales. Our capital expenditure program promotes our growth-oriented business strategy by investing in existing core areas, where efficiencies and profitability can be enhanced, and by targeting funds for new innovative technologies, where long-term growth opportunities can be realized.

     Capital expenditures by product sector and geographic region for the periods presented were:

                                                           YEAR ENDED DECEMBER 31,
                                                          --------------------------
                                                           1998      1997      1996
                                                          ------    ------    ------
                                                                (IN MILLIONS)
Electronics & Mobile Communication....................    $  180    $  122    $  195
Safety, Thermal & Electrical Architecture.............       449       464       418
Dynamics & Propulsion.................................       741       778       548
Other.................................................        11        19        16
                                                          ------    ------    ------
  Total Capital Expenditures..........................    $1,381    $1,383    $1,177
                                                          ======    ======    ======
United States.........................................    $  888    $  930    $  809
Canada & Mexico.......................................       127        88        65
Other International...................................       366       365       303
                                                          ------    ------    ------
  Total Capital Expenditures..........................    $1,381    $1,383    $1,177
                                                          ======    ======    ======

     The increased spending during 1998 and 1997 primarily relates to the timing of the start-up of new product programs, increased penetration with non-General Motors customers and expansion into new market areas primarily outside the United States.

     We expect capital expenditures to total $1.5 billion in 1999. Such expenditures will primarily be utilized for equipment, tooling and other spending associated with new product programs, including increasing sales to non-General Motors customers. Expenditures will also be used for expansion into new markets outside the United States and the continued implementation of lean manufacturing strategies. About 43% of 1999 capital expenditures are targeted outside the United States. The Electronics & Mobile Communication, the Safety, Thermal & Electrical Architecture and the Dynamics & Propulsion product sectors are expected to account for about 18%, 34% and 48%, respectively, of 1999 capital expenditures.

     Financing Activities. Net cash provided by financing activities was $384 million during 1998 compared to net cash used in financing activities of $1.5 billion and $1.7 billion in 1997 and 1996, respectively. Cash provided by or used in financing activities primarily related to the transfer or assumption of assets and liabilities to our company from General Motors under the terms of the Separation Agreement. The period-to-period changes reflect differences in separation adjustments for various assets and liabilities.

OUR OTHER POSTRETIREMENT EMPLOYEE BENEFITS AND UNDERFUNDED PENSION OBLIGATIONS

     In connection with our separation from General Motors, we have entered into several agreements relating to pensions and other postretirement employee benefits for our employees as well as certain employees associated with prior divestitures. Our pension obligations are based on the pension plans' assets, the expected investment return on those assets and the plans' expected liabilities. Under current economic conditions and federal government regulations, our pension obligations would be considered to be "underfunded." The amount of underfunding can vary from time to time, depending on factors such as discount rates, asset returns, contributions and other factors. As of December 31, 1998, Delphi's U.S. salaried and hourly other postretirement employee benefit obligation was about $4.6 billion and the underfunded pension obligation was about $2.2 billion.

     Because of the underfunded nature of certain pension plans, federal regulations will require that our contributions over time meet minimum funding requirements. Delphi is responsible for assuming the underfunded hourly pension liability associated with Delphi hourly employees or paying General Motors for underfunding relating to such employees.

     Although we are not required to do so, we have commenced discussions with the Pension Benefit Guaranty Corporation regarding the underfunded nature of certain pension plans. In connection with these discussions, the Pension Benefit Guaranty Corporation may request that we take actions in excess of federal regulatory minimum requirements. The outcome of these discussions is as yet unknown, but if any actions in excess of federal regulatory minimum requirements are discussed, we intend to seek to maintain sufficient financial flexibility in order to execute our business strategy. We also may determine, as part of our capital planning process, to make voluntary contributions to our pension plans in excess of federal regulatory minimum requirements in order to further address the underfunded status of our pension plans.

     In any event, regardless of the outcome of our discussions with the Pension Benefit Guaranty Corporation, we expect these contributions to be material to our results of operations and financial condition. We cannot accurately predict the amount or timing of contributions that will be required in the future or the related impact on our financial results and financial condition. These amounts may be affected by general economic conditions, including anticipated interest rates, the actual investment return on plan assets, the retirement rate of our employees, the attrition rate of our employees and other factors.

     In addition, we and General Motors have agreed with the UAW and the IUE that any of our hourly employees who are members of such unions and who retire on or before October 1, 1999 will be treated as General Motors employees for purposes of postretirement benefit obligations. We anticipate that we will assume other postretirement employee benefits obligations and pension obligations for such employees who retire after October 1, 1999. The allocation of pension and other postretirement benefit obligations between us and General Motors assumes certain levels of employee retirements prior to October 1, 1999, based on historical experience and conditions surrounding our separation from General Motors. We have agreed with General Motors to recalculate the allocation of those liabilities based on the actual level of retirements on or before October 1, 1999. Accordingly, if and to the extent that greater than the assumed number of our employees retire on or before October 1, 1999, we would be required to make a payment to General Motors. Depending on the amount of such a payment, if any, it could have a material adverse effect on our short-term liquidity.

INFLATION

     Inflation generally affects Delphi by increasing the cost of labor, equipment and raw materials. We believe that, because rates of inflation in countries where we have significant operations have been moderate during the periods presented, inflation has not had a significant impact on our results of operations.

YEAR 2000

     Many computerized systems and microprocessors that are embedded in a variety of products either made or used by Delphi have the potential for operational problems if they lack the ability to handle the transition to the Year 2000. This issue has the potential to cause disruption to our business, our suppliers and the companies we supply. In our capacity as principal supplier to and majority-owned subsidiary of General Motors, we are part of General Motors' comprehensive worldwide Year 2000 program. As part of that program, Delphi is identifying and remediating potential Year 2000 problems in its business information systems and other systems embedded in its engineering and manufacturing operations. Delphi, in conjunction with General Motors' supplier assessment and remediation program, has also initiated communications and site assessments with its suppliers and other third parties in order to assess and reduce the risk that Delphi's operations could be adversely affected by the failure of these third parties to address adequately the Year 2000 issue.

     One of our first priorities was the analysis of microprocessors used in our automotive components, integrated systems and modules supplied to vehicle manufacturers, which has now been completed. Most of the processors reviewed have no date-related functionality, and accordingly have no specific Year 2000 issues. Of the vehicle processors that perform date-related functions, none had any Year 2000 issues. However, one trip computer module supplied by us to another vehicle manufacturer does not recognize 2000 as a leap year but can be reset without affecting performance. This does not affect vehicle operation or occupant safety nor is it expected to result in material cost to Delphi.

     Our Year 2000 program teams are responsible for remediating all of our information technology and embedded systems. Information technology principally consists of business information systems, such as mainframe and other shared computers and associated business application software, and infrastructure, such as personal computers, operating systems, networks and devices like switches and routers. Embedded systems include microprocessors used in factory automation and in systems such as elevators, security and facility management. Delphi's Year 2000 program includes assessment and remediation services provided by Electronic Data Systems Corporation ("EDS"), which is a principal supplier of information technology services to Delphi.

     The Year 2000 program is being implemented in seven phases, some of which are being conducted concurrently:

     - Inventory. This phase involves the identification and validation of an inventory of all systems that could be affected by the Year 2000 issue. The inventory phase commenced in earnest in 1997 and is substantially complete. As a result, we have identified approximately 1,600 business information systems and about 300,000 infrastructure items and embedded systems.

     - Assessment. This phase involves the initial testing, code scanning and supplier contacts to determine whether remediation is needed and to develop a remediation plan, if applicable. The assessment of business information systems is substantially complete and included a determination that about one quarter of such systems should be regarded as "critical" based on criteria such as the potential for business disruption. The assessment of infrastructure items and embedded systems was substantially complete by the end of 1998.

     - Remediation. This phase involves the design and execution of a remediation plan, followed by testing for adherence to the design. Although we have substantially completed the remediation of our critical systems, we expect to continue to address remediation of these and other systems on a selectively prioritized basis in the future. Unimportant systems have been and will continue to be removed from our Year 2000 inventory and will not be remediated. We believe that we are substantially on track to meet our remediation targets. Based on our ongoing plan to implement new enterprise software incrementally, we will replace rather than remediate certain existing information systems. In this regard, a number of implementations are scheduled to be completed in Europe in the first half of 1999. In the United States, implementation of the enterprise software at one of our principal product groups is expected to be completed in July 1999.

     - System Test. This phase involves the testing of remediated items to ensure that they function normally after being replaced in their original operating environment. It is closely related to the remediation phase and follows essentially the same schedule.

     - Implementation. This phase involves the return of items to normal operation after satisfactory performance in system testing. It follows essentially the same schedule as remediation and system testing.

     - Readiness Testing. This phase involves the planning for and testing of integrated systems in a Year 2000 ready environment, including ongoing auditing and follow-up. Readiness testing is currently underway. This phase commenced in the fourth quarter of 1998 and is expected to be a major focus of the Year 2000 program throughout 1999.

     - Contingency Planning. This phase involves the development and execution of plans that narrow the focus on specific areas of significant concern and concentrate resources to address them. We currently believe that the most reasonably likely worst case scenario is that there will be some localized disruptions of systems that will affect individual business processes, facilities or suppliers for a short time rather than systemic or long-term problems affecting our business operations as a whole. Our contingency planning will continue to identify systems or other aspects of our business or that of our suppliers that we believe would be most likely to experience Year 2000 problems as well as those business operations in which a localized disruption could have the potential for causing a wider problem by interrupting the flow of products, materials or data to other operations. Because there is uncertainty as to which activities may be affected and the exact nature of the problems that may arise, our contingency planning will focus on minimizing the scope and duration of any disruptions by having sufficient personnel, inventory and other resources in place to permit a flexible, real-time response to specific problems as they may arise at individual locations around the world. Some of the actions that we may consider include the deployment of emergency response teams on a regional or local basis and the development of plans for the allocation, stockpiling or re-sourcing of components and materials that may be critical to our continued production. Specific contingency plans and resources for permitting the necessary flexibility of response are expected to be identified and put into place commencing in mid-1999.

     The assessment and remediation phases described above include communicating with our suppliers as part of a broader supplier assessment program in which we are participating with General Motors. As part of that program, an industry trade association, the Automotive Industry Action Group, has distributed Year 2000 compliance questionnaires as well as numerous Year 2000 awareness and assistance mailings to many of the 40,000 supplier sites that supply Delphi throughout the world. We are not relying entirely on assurances contained in those questionnaire responses and we are participating in General Motors' own further assessment of our suppliers. That further assessment includes General Motors' own on-site review of suppliers considered to be critical to General Motors' operations, including Delphi's operations as part of

General Motors. These supplier assessment efforts have been substantially completed with respect to our critical supplier sites. Based on our participation with General Motors in this assessment activity to date, we believe that a substantial majority of our suppliers are making acceptable progress toward Year 2000 readiness. We are also participating in a program that General Motors has established to provide further assistance to suppliers that desire more input or that are believed to be at high risk of noncompliance as a result of the foregoing assessment efforts. This supplier assistance program currently includes providing compliance workshops and remediation consultants to work with suppliers on developing and implementing their own remediation programs. We also expect that our contingency planning efforts described above will address any critical suppliers that we still identify as being at high risk of encountering Year 2000 problems upon completion of the supplier assistance program. We have entered into arrangements with General Motors to provide for continued coordination of our respective supplier assessment and assistance efforts after our separation from General Motors.

     In contrast to some Year 2000 programs, we are not relying entirely on the receipt of written assurances from our suppliers with respect to their Year 2000 compliance; rather, together with General Motors, we are also evaluating certain suppliers on a first-hand basis and are seeking to enhance their likelihood of full Year 2000 readiness by actively assisting them with training and consultation regarding Year 2000 remediation projects. We expect that information from our suppliers, written responses and our interactions with them will provide us with a basis for further contingency planning and risk management.

     The cost of our Year 2000 program is being expensed as incurred with the exception of capitalizable replacement hardware and, beginning in 1999, capitalizable computer software costs developed for internal use. Total incremental spending by Delphi is not expected to be material to our operations, liquidity or capital resources. We incurred about $40 million and $7 million of Year 2000 expense during 1998 and 1997, respectively. Delphi currently expects its total Year 2000 spending to be about $106 million, which will be funded from operations, with peak spending occurring in late 1998 and early 1999, plus about $9 million of additional costs associated with information technology projects that were already underway or scheduled independently of our Year 2000 program but that have been accelerated due to the Year 2000 issue. This total spending also includes an additional payment of about $13 million, part of General Motors' overall additional payment to EDS of $75 million at the end of the first quarter of 2000 if systems remediated by EDS under its master information technology services agreement with General Motors are capable of continued operation before, on and after January 1, 2000 without causing a significant business disruption that results in a material financial loss to "General Motors" due to the millennium change. For this purpose, "General Motors" includes Delphi and all other General Motors units being supported by EDS as of December 31, 1998, taken in the aggregate, including any such General Motors unit which may subsequently be divested but that continues to be supported by the remediation services of EDS. The estimated value of the services EDS is required to provide to Delphi under its master information technology services agreement with General Motors that are included in normal fixed price services and other on-going payments to EDS that are attributable to work being performed in connection with Delphi's Year 2000 program is about $73 million, which is part of the estimated $260 million attributable to General Motors overall. This does not represent incremental spending to Delphi. None of our information technology projects has been delayed due to Year 2000.

     In view of the foregoing, we do not currently anticipate that we will experience a significant disruption of our business as a result of the Year 2000 issue. However, there is still uncertainty about the broader scope of the Year 2000 issue as it may affect Delphi and third parties, including our customers, that are critical to Delphi's operations. For example, lack of readiness by electrical and water utilities, financial institutions, governmental agencies or other providers of general infrastructure could, in some geographic areas, pose significant impediments to Delphi's ability to carry on our normal operations in the area or areas so affected. In the event that Delphi is unable to complete the remedial actions as described above and is unable to implement adequate contingency plans in the event that problems are encountered, there could be a material adverse effect on Delphi's business, results of operations or financial condition.

     Statements made herein about the implementation of various phases of Delphi's Year 2000 program, the costs expected to be associated with that program and the results that Delphi expects to achieve constitute forward-looking information. As noted above, there are many uncertainties involved in the Year 2000 issue, including the extent to which Delphi will be able to successfully remediate systems and adequately provide for contingencies that may arise, as well as the broader scope of the Year 2000 issue as it may affect third parties that are not controlled by Delphi. Accordingly, the costs and results of Delphi's Year 2000 program and the extent of any impact on Delphi's operations could vary materially from those stated herein.

EUROPEAN MONETARY UNION

     Within Europe, the European Economic and Monetary Union introduced a new currency, the euro, on January 1, 1999. The new currency is in response to the European Economic and Monetary Union's policy of economic convergence to harmonize trade policy, eliminate business costs associated with currency exchange and to promote the free flow of capital, goods and services.

     On January 1, 1999, the participating countries adopted the euro as their local currency, initially available for currency trading on currency exchanges and non-cash transactions such as banking. The existing local currencies, or legacy currencies, will remain legal tender through January 1, 2002. Beginning on January 1, 2002, euro-denominated bills and coins will be issued for cash transactions. For a period of up to six months from this date, both legacy currencies and the euro will be legal tender. On or before July 1, 2002, the participating countries will withdraw all legacy currencies and use exclusively the euro.

     The introduction of the euro is a significant event with potential implications for our existing operations within countries participating in the European Economic and Monetary Union. As such, we have committed resources to conduct risk assessments and to take corrective actions, where required, to ensure that we are prepared for the introduction of the euro. We have undertaken a review of the euro implementation and concentrated on areas such as operations, finance, treasury, legal, information management, procurement and others, both in participating and non-participating European Union countries where we have operations. Also, existing legacy accounting and business systems and other business assets have been reviewed for euro compliance, including assessing any risks from third parties. Progress regarding euro implementation is reported periodically to management.

     We have not experienced any significant operational disruptions to date and do not currently expect the continued implementation of the euro to cause any significant operational disruptions. In addition, we have not incurred and do not expect to incur any significant costs from the continued implementation of the euro, including any currency risk, which could materially affect our liquidity or capital resources.

DEFERRED INCOME TAXES

     As of December 31, 1998, Delphi's consolidated balance sheet included a net deferred tax asset of about $2.9 billion. This net deferred tax asset relates to temporary differences between amounts of assets and liabilities for financial reporting purposes and the basis of such assets and liabilities as measured by tax laws. For more information, see Note 5 to our consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. About $1.6 billion of the net deferred tax asset balance is related to the obligation for postretirement benefits other than pensions. Realization of the net deferred tax asset is dependent upon profitable operations in the United States and future reversals of existing taxable temporary differences. Although realization is not assured, we believe that it is more likely than not that such benefits will be realized through the reduction of future taxable income. Management has carefully considered various factors in assessing the probability of realizing these deferred tax assets, including:

     - Delphi's operating results, excluding the impact of special items and work stoppages, over the most recent three year period and overall financial forecasts of book and taxable income for the 1999-2004 period.

     - The ability to utilize tax planning, such as capitalization of research and experimentation costs for tax purposes, so that Delphi does not generate any significant U.S. federal tax net operating loss carryforwards.

     - The extended period of time over which the tax assets can be utilized. Postretirement benefits become tax deductions over periods up to 50 years.

ENVIRONMENTAL MATTERS

     Delphi is subject to various laws governing the protection of the environment, including laws regulating air emissions, water discharges and waste management. Delphi has made and will continue to make capital and other expenditures to comply with environmental requirements. However, such expenditures were not material during the years ended December 31, 1998, 1997 and 1996 and are not expected to be material in 1999 or 2000. Environmental requirements are complex, change frequently and have tended to become more stringent over time. Accordingly, we cannot assure you that these requirements will not change or become more stringent in the future in a manner that could have a material adverse effect on our business.

     Delphi is also subject to environmental laws requiring investigation and cleanup of environmental contamination and is in various stages of investigation and cleanup at its manufacturing sites where contamination has been alleged. As of December 31, 1998, our reserve for such environmental investigation and cleanup totaled about $20 million.

     The process of estimating environmental clean up liabilities is complex and dependent primarily on the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, the uncertainty as to what remedy and technology will be required, the outcome of discussions with regulatory agencies and, at multi-party sites, other potentially responsible parties. In future periods, new laws or regulations, advances in cleanup technologies and additional information about the ultimate cleanup remedy that is used could significantly change our estimates. Accordingly, we cannot assure you that our environmental cleanup costs and liabilities will not exceed the amount of our current reserve.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires recognition of all derivative financial instruments as either assets or liabilities in consolidated balance sheets at fair value and determines the method(s) of gain/loss recognition. We are required to adopt SFAS No. 133 with our fiscal year ending December 31, 2000 and are currently assessing the effect that it may have on our consolidated financial statements.

     SFAS No. 133 provides that, if certain conditions are met, a derivative may be specifically designated as:

     - a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (a "fair value hedge");

     - a hedge of the exposure to variable cash flows of a forecasted transaction (a "cash flow hedge"); or

     - a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign-currency-denominated forecasted transaction (a "foreign currency hedge").

     Under SFAS No. 133, the accounting for changes in the fair value of a derivative depends on its intended use and designation. For a fair value hedge, the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item. For a cash flow hedge, the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings. For a foreign currency hedge, the gain or loss is reported in other comprehensive income as part of the cumulative translation adjustment. For all other items not designated as hedging instruments, the gain or loss is recognized in earnings in the period of change.

     In March 1998, the Accounting Standards Executive Committee for the American Institute of Certified Public Accountants released Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed for Internal Use." SOP 98-1 requires the capitalization of certain expenditures for software that is purchased or internally developed once certain criteria are met. Currently, we generally expense the costs of developing or obtaining internal use software as incurred. We adopted SOP 98-1 on January 1, 1999, as required. We expect that about $30 million to $40 million of spending that would have otherwise been expensed as incurred will be capitalized in 1999 in accordance with the provisions of SOP 98-1.

FORWARD-LOOKING STATEMENTS

     Delphi is subject to various factors, many of which are outside of its control, that could cause actual results to differ from those expressed in forward-looking statements made by us throughout this prospectus supplement or the accompanying prospectus and elsewhere. All statements which address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to volume growth, share of sales and earnings per share growth or statements expressing general optimism about future operating results, are forward-looking statements. The following are the principal important factors which, in addition to those factors identified in our filings with the Securities and Exchange Commission and incorporated into this prospectus supplement and the accompanying prospectus by reference, may cause actual results to differ from those expressed in such forward-looking statements:

     - Changes in General Motors' previously announced intention to complete the Spin-off during the second quarter of 1999.

     - The ability of our company to increase sales to customers other than General Motors and to achieve the labor benefits we expect from our separation from General Motors.

     - Changes in the operations, financial condition or results of operations of our customers, including our largest customer, General Motors.

     - Changes in the level of future business we expect from General Motors and other customers because, among other reasons, of a customer's decision to delay, cancel or redesign a vehicle model, a lower than expected volume of vehicles produced, or the contractual right of the vehicle manufacturer to cancel our agreement or replace us as a supplier for certain reasons.

     - Changes in economic conditions or political instability in the major markets where our company procures material, components, and supplies for the production of our principal products or where our products are produced, distributed or sold (i.e., North America, Europe, Latin America and Asia-Pacific), including the effects of current economic problems in Asia, Brazil and other regions of Latin America, including Mexico.

     - Shortages of materials or interruptions in transportation systems, labor strikes, work stoppages, or other interruptions to or difficulties in the employment of labor in the major markets where our company purchases material, components and supplies for the production of our products or where our products are produced, distributed or sold.

     - Significant changes in the competitive environment in the major markets where our company purchases material, components and supplies for the production of our products or where our products are produced, distributed or sold.

     - Changes in the laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our company's products, the cost thereof or applicable tax rates.

     - The ability of our company to generate cost savings and operational improvements in the future sufficient to offset contractually required price reductions, price reductions necessary to win additional business and increases in raw material costs.

     - The ability of our company to maintain financial flexibility to make payments for pensions and other postretirement employee benefits and to implement capital expenditures, all at the levels and times planned by management.

     - Changes in currency rates and certain commodity prices, which could have an adverse effect on the value of our international assets or on our reported revenues and operating profits. At present, fluctuations in the U.S. dollar, Mexican peso, French franc, Spanish peseta, German mark and South Korean won will have the greatest impact on our financial performance. As our business grows in China and other countries, we will become subject to greater risks related to the local currencies.

     - Additional risk factors include our ability to provide high quality products at competitive prices, to sustain technological competitiveness, to develop new products that meet changing consumer preferences, to meet changing vehicle manufacturer supply requirements on a timely, cost effective basis, and the ability to respond to competitive pressures and react quickly to other major changes in the marketplace.

                               BUSINESS OF DELPHI

OVERVIEW

     Delphi is the world's largest and most diversified supplier of components, integrated systems and modules to the automotive industry, with 1998 net sales of $28.5 billion. We have become a leader in the global automotive parts industry by capitalizing on the extensive experience we gained as the principal supplier of automotive parts to General Motors, the world's largest manufacturer of automotive vehicles. We are primarily a Tier 1 supplier, which means that we generally provide our products directly to VMs. We also sell our products to the worldwide aftermarket for replacement parts and to non-VM customers. We have established an expansive global presence, with a network of manufacturing sites, technical centers, sales offices and joint ventures located in every major region of the world.

     Delphi was incorporated in Delaware on September 16, 1998. In 1991, General Motors organized its many separate automotive parts operations into a single group, which since that time has transformed from a North America-based, captive component supplier to General Motors into a global supplier of components, integrated systems and modules for a wide range of customers. In 1995, the group was given the name "Delphi Automotive Systems" in order to establish its separate identity in the automotive parts industry. In late 1997, in connection with the spin-off by General Motors of its defense electronics business, General Motors transferred Delco Electronics to us in order to more closely integrate Delco Electronics' expertise in electronics with our capabilities in automotive components and systems. Effective January 1, 1999, General Motors transferred or agreed to transfer the assets used in our business to our company and our subsidiaries, and we and our subsidiaries assumed, or agreed to assume, pay, perform, satisfy and discharge, the related liabilities.

     In February 1999, we completed an initial public offering of 100 million shares of our common stock, which represents about 17.7% of our outstanding common stock. General Motors now owns the remaining 82.3% of our outstanding common stock. On April 12, 1999, the General Motors board of directors approved the complete separation of our company from General Motors principally by means of a tax-free spin-off to holders of General Motors $1- 2/3 common stock. To effect the Spin-off, the General Motors board declared a dividend on the $1- 2/3 common stock consisting of approximately 80.1% of our outstanding common stock payable on May 28, 1999 to holders of record as of May 25, 1999. General Motors intends to contribute the remaining approximately 2.2% of our outstanding common stock owned by it to a voluntary employees' beneficiary association trust for General Motors' hourly retirees if General Motors receives confirmation from the Internal Revenue Service that such contribution will not affect the tax-free status of the Spin-off. If General Motors does not receive such a confirmation from the Internal Revenue Service on a timely basis, the remaining shares of our common stock owned by General Motors will be distributed to the holders of the $1- 2/3 common stock as part of the Spin-off. General Motors has previously received a private letter ruling from the Internal Revenue Service to the effect that the Spin-off would be tax-free to General Motors and its stockholders for United States federal income tax purposes.

INDUSTRY

     The automotive parts industry generally provides components, systems, subsystems and modules to VMs for the manufacture of new vehicles, as well as to the aftermarket for use as replacement parts for current production and older vehicles. Five key trends have been reshaping our industry over the past several years:

     - INCREASED EMPHASIS ON SYSTEMS AND MODULES SOURCING. In order to simplify the vehicle design and assembly processes and reduce their costs, VMs increasingly look to their suppliers to provide fully engineered, pre-assembled combinations of components rather than individual components. By offering sophisticated systems and modules rather than individual components, suppliers have assumed many of the design, engineering, research and development and assembly functions traditionally performed by VMs. In addition, suppliers now often manufacture and ship component parts to the general location of a VM's assembly line and then provide local assembly of systems and modules.

     - GLOBALIZATION OF SUPPLIERS. The globalization of VMs, which reflects the broader global market for vehicle sales and the desire of VMs to increase vehicle production in low-cost markets, has driven the globalization of suppliers as they follow their customers. In order to serve multiple markets in a more cost effective manner, many VMs are turning to global vehicle platforms such as "world cars," which typically are designed in one location but produced and sold in many different geographic markets around the world.

     - INCREASING ELECTRONIC CONTENT. We believe that the electronic content of vehicles has been increasing and will continue to increase in the future. This increase in electronic content is largely driven by continued, and often increasingly stringent, regulatory standards for automotive emissions and safety as well as consumer demand for increased vehicle performance and functionality at lower cost. Replacing mechanical with electronic components and integration of mechanical and electrical functions within the vehicle allows VMs to achieve substantial reduction in the weight and complexity of automotive vehicles, resulting in easier assembly, enhanced fuel economy, improved emissions control and better vehicle performance.

     - ONGOING INDUSTRY CONSOLIDATION. The worldwide automotive parts industry is consolidating as suppliers seek to achieve operating synergies through business combinations, shift production to locations with more flexible local work rules and practices, acquire complementary technologies, build stronger customer relationships and follow their customers as they expand globally. The need for suppliers to provide VMs with single-point sourcing of integrated systems and modules on a global basis has also helped fuel industry consolidation.

     - SHORTER PRODUCT DEVELOPMENT CYCLES. Suppliers are under pressure from VMs to respond more quickly with new designs and product innovations in order to support rapidly changing consumer tastes and regulatory requirements. In addition, in developing countries, as broad economic improvements are made, demand has increased for smaller, less expensive vehicles that satisfy basic transportation needs.

STRATEGY

     The key elements of our business strategy are:

     - to supply our customers with high-quality, innovative components, systems and modules;

     - to exceed existing customers' expectations while building new relationships;

     - to leverage our global presence to meet our customers' needs;

     - to improve our operating performance; and

     - to complete strategic acquisitions, joint ventures and alliances.

     SUPPLY HIGH-QUALITY, INNOVATIVE COMPONENTS, SYSTEMS AND MODULES. We believe that the current industry trend towards increased system and module sourcing by VMs creates a substantial competitive advantage for our company. We believe that our extensive operating history as a vertically integrated supplier to the world's largest VM provides us with the technical expertise, breadth of product offerings and manufacturing scale needed to compete successfully on a system and module basis while continuing to supply high-quality components. By building on our electronics integration expertise, our systems capabilities and the breadth of our product offerings, we are working to develop high-quality product offerings which will provide our customers with the ability to offer consumers enhanced vehicle control, superior occupant protection, collision avoidance systems, onboard communications systems, advanced energy and engine management systems, advanced electrical and electronic vehicle architecture and passenger entertainment and convenience features at competitive prices.

     EXCEED EXISTING CUSTOMERS' EXPECTATIONS WHILE BUILDING NEW
RELATIONSHIPS. Although we intend to pursue new business with General Motors and expect to continue to be a principal supplier to General Motors and its General Motors-North America operations for a significant period of time, our strategy focuses on growing our business across a more diversified customer base, thereby making us less dependent on the volume of vehicles produced by General Motors-North America. We believe that our focus on customer satisfaction, as demonstrated by our technology leadership, product quality, cost control and customer responsiveness, positions us well as we strive to increase our sales to other customers. In order to better serve our customers, our sales and marketing personnel are organized into 25 dedicated customer service teams, 19 of which work with customers other than General Motors. Each team is led by one of our managers and functions as a single point of contact within the company to represent the interests of the customer throughout our organization. These teams are supported by our network of manufacturing facilities and engineering and technical resources worldwide.

     LEVERAGE GLOBAL PRESENCE. We can provide significant manufacturing, engineering, technical and other support to our customers in every major market in which they operate. We believe that our geographic presence is one of the broadest in the industry. As of December 31, 1998, we had 168 wholly owned and leased manufacturing sites, 27 technical centers, 51 customer service centers and sales activity offices and 40 joint ventures or other strategic alliances in 36 countries on six continents. We are continuously evaluating and enhancing our engineering and technical resources, which currently include over 15,000 engineers, scientists and technicians, to provide an efficient, customer-focused global network of engineering and technology customer centers that we believe will better serve our customers around the world. For financial information regarding the principal geographic areas in which we operate, see Note 14 to the consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

     IMPROVE OPERATING PERFORMANCE. We have developed, and are implementing, initiatives to improve our operating performance. Operational improvements have enabled Delphi to achieve significant cost reductions and improve productivity in the face of an increasingly aggressive cost focus by most major VMs. Our continued ability to realize operating performance improvements is important to our ability to achieve our business objective. Our primary initiatives to improve operating performance are:

     - Delphi Manufacturing System. The Delphi Manufacturing System involves reorganizing the workplace and improving the production process in order to maximize manufacturing flexibility, reduce total manufacturing costs and achieve lean production. Under the Delphi Manufacturing System, traditional manufacturing production lines are replaced by more flexible manufacturing cells which typically consist of clusters of individual manufacturing operations and efficient work stations, with the operators placed centrally within each cellular configuration to increase operational availability.

     - Structural Cost Reductions. We continuously seek to achieve savings through reducing our structural costs, principally through infrastructure improvements, such as combining operations whenever possible to reduce our overhead, administrative and related costs, and eliminate redundancies. We also seek to reduce our structural costs by implementing a unified, common approach to operations globally, including a common organizational and management structure, application of the Delphi Manufacturing System at all of our manufacturing plants, common training programs and a common set of key metrics for measuring performance.

     - Global Sourcing. We use global sourcing in order to obtain the best prices for our direct and indirect materials, machinery and equipment and services. Our purchasing process focuses on advance, long-term sourcing through long-term or lifetime contracts. In order to ensure a consistent high-quality supply of goods and services, we utilize common systems, policies and procedures across our company, including a common supplier quality improvement process. On average, since 1993 we have reduced our materials costs by about 3% to 4% per year based on a year-to-year actual price comparison, excluding Delco Electronics, which was not integrated into our operations until December 1997.

     - Labor Relations. We emphasize the sharing of relevant information with our international and local union leadership worldwide and working with the unions to jointly develop local work rules and practices. While we have been a part of General Motors, the national labor agreements negotiated by General Motors with the unions have applied to our workforce in the United States and Canada. We believe that, as a fully independent company with control over our own labor relations after the Spin-off, we would have the right to negotiate regarding our own national and local labor agreements directly with the unions representing our employees. We believe that our complete separation from General Motors will enable us, over time, to increase our competitiveness by establishing local work rules and practices more consistent with those generally prevailing in the automotive parts industry, but our largest union, the UAW, which represents about 28% of our unionized employees, has stated that it is on record as opposing General Motors' divestiture of our company and that the UAW can and will aggressively work to protect the rights and interests of its members who would be impacted by the divestiture. We cannot assure you as to when or the extent to which we will be able to achieve the benefits we contemplate.

     - Product Portfolio Management. We have implemented a portfolio management process designed to streamline and focus our product portfolio to facilitate our emphasis on comprehensive, integrated systems-based solutions for customers. Our current product portfolio includes about 190 product lines and reflects the integration of 30 product lines from Delco Electronics as well as new product development activities.

     - Fix/Sell/Close Process. We have adopted a "fix/sell/close" process to improve our cost competitiveness. Under this process, we review our global operations and investments, including our joint ventures, to identify operations or investments not performing at desired levels. These operations or investments are placed into a category to be fixed, sold or closed. With input from our unions, management then develops a specific plan to deal with each operation in a timely manner. We will continue to monitor our operations and investments and we believe that this ongoing process will continue to improve our cost competitiveness in the future. However, our ability to eliminate product lines, close plants and divest businesses is subject to certain restrictions in our supply agreement with General Motors as described in our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

     COMPLETE STRATEGIC ACQUISITIONS, JOINT VENTURES AND ALLIANCES. We intend to participate actively in the industry trend towards consolidation by pursuing strategic acquisitions and alliances in order to complement or fill gaps in our existing product portfolio, enhance our design and manufacturing capabilities, improve our geographic presence in selected areas and increase our access to new customers.

     While we currently believe that we will be able to successfully execute the business strategies outlined above, we cannot assure you in this regard. Our ability to execute each of the business strategies discussed above is subject to numerous risks and uncertainties, including those described elsewhere in this prospectus supplement and in our filings with the Securities and Exchange Commission.

MANAGEMENT

     We believe that our experienced and highly skilled management team provides us with a significant competitive advantage. Our 21 most senior managers have an average of about 25 years of experience in the automotive industry, including in many cases extensive experience with General Motors in the areas of vehicle design, engineering and manufacturing. We have also been successful in hiring a significant number of managers from several of our other VM and non-VM customers as well as from our competitors, which has enhanced our understanding of and ability to serve our customers' needs.

     We have developed an organizational structure for the management of our company which utilizes a lean, multi-functional matrix approach. Our chief operating decision-making group is the Delphi Strategy Board, which is comprised of the Chief Executive Officer and 20 senior executives representing all three of our product sectors as well as our world and regional headquarters staff. Each product sector is managed by a strategy board or equivalent managing committee comprised of individuals that have responsibility for the profitability and cash flow of the sector's various product lines and businesses. Our three product sectors are managed separately because of differences in the nature of the respective product groupings.

RESEARCH AND DEVELOPMENT

     We have substantial technical and vehicle integration expertise as a result of our extensive operating history as the in-house supplier to the world's largest VM. We were the first supplier to produce a number of new products, including the first electric self-starter, in-dash radio, turn signal, catalytic converter, airbag, tilt steering column, independent front-wheel suspension, energy-absorbing steering column, electric power sliding door and integrated child safety seat. More recently, we were the first supplier to produce brake-by-wire systems and computer-controlled engine management systems. As a result, we have developed a comprehensive knowledge of the design, engineering, manufacture and operation of all aspects of the automotive vehicle.

     We believe that our engineering and technical expertise, together with our emphasis on continuing research and development, allows us to use the latest technologies, materials and processes to solve problems for our customers and to bring new, innovative products to market. We maintain technical engineering centers in every major region of the world to develop and provide advanced products, processes and manufacturing support for all of our manufacturing sites and to provide our customers with local engineering capabilities and design development on a global basis. As of December 31, 1998, we employed more than 15,000 engineers, scientists and technicians around the world. We continuously evaluate and enhance our engineering and technical resources and are currently considering plans to reorganize our worldwide engineering and technical resources into a more efficient, customer-focused global network.

     We believe that continued research and development activities are critical to maintaining our leadership position in the industry. Our total expenditures for research, development and engineering activities were $1.4 billion, $1.5 billion and $1.6 billion in 1998, 1997 and 1996, respectively. As a result, we have introduced over 50 new products and processes during each of the last several years.

INTELLECTUAL PROPERTY

     We have generated a large number of patents and trademarks in the operation of our business. Under our separation arrangements with General Motors, generally speaking, we own the patents, patent applications and records of invention that are primarily related to components produced or sold by us and any other patents that would be more valuable to us than to General Motors. Accordingly, General Motors has transferred to us full or partial ownership of about 2,800 patents, 640 U.S. patent applications and 620 records of invention as well as the corresponding foreign patents and patent applications. In addition, we and General Motors have agreed to license certain of our existing patents to each other. While we believe that these patents, inventions and licenses are, in the aggregate, important to the conduct of our business, none is individually considered material to our business.

     Although we do not rely on material "patent-protected" technology, our ability to continue to generate technological innovations is important to ensure our long-term success as well as the competitiveness of our business. Our focus on innovation is evidenced by the 586 patents relating to our business which have been recorded in recent years. We intend to continue to actively pursue technological innovation.

     General Motors has transferred to us ownership of about 1,170 trademark registrations and applications, including about 70 in the United States, as well as unregistered trademarks. Our trademarks include the following: E-STEER, FOREWARN, Freedom, Gold Dot, INTELLEK, Monsoon, QUADRASTEER and TRAXXAR.

PRODUCTS AND COMPETITION

     We believe that we have the largest and most diversified portfolio of products in the industry. Our product offerings are organized in three product sectors: Electronics & Mobile Communication; Safety, Thermal & Electrical Architecture; and Dynamics & Propulsion.

     Our overall product portfolio is extremely broad by industry standards. Very few other Tier 1 suppliers compete across the full range of our product areas. However, we do face significant competition across all three of our principal product sectors from each of the following major Tier 1 suppliers:
Robert Bosch

GmbH, Denso Inc. and Visteon Automotive Systems, a unit of Ford Motor Company. Our product sector offerings and principal competitors are summarized below. For more information on our product sectors, see Note 14 to the consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

     ELECTRONICS & MOBILE COMMUNICATION. Our Electronics & Mobile Communication product sector accounted for $4.6 billion, or 16.1%, of our 1998 net sales, excluding certain inter-sector sales which we eliminate for purposes of determining our total consolidated net sales. This sector is one of the leading global providers of automotive electronics products and offers a wide variety of audio and communication systems for vehicles including the Monsoon(R) Audio System, the FOREWARN(R) collision warning system and TEXALARM(TM) security systems. The automotive electronics capabilities of this sector are utilized in connection with many of the product offerings of our two other product sectors to produce systems, subsystems and modules designed to enhance vehicle safety, comfort, security and efficiency. Our principal competitors in the Electronics & Mobile Communication product sector include the following: Denso Inc., Siemens AG, Robert Bosch GmbH, Mannesman VDO AG and Motorola, Inc.

     SAFETY, THERMAL & ELECTRICAL ARCHITECTURE. Our Safety, Thermal & Electrical Architecture product sector accounted for $11.1 billion, or 39.0%, of our 1998 net sales, excluding inter-sector sales. This sector offers a wide range of products relating to the vehicle interior as well as the expertise to integrate them into individual vehicle designs to simplify manufacturer assembly and enhance vehicle marketability. The sector also offers safety/airbag systems and thermal products, including powertrain cooling systems and climate control systems that meet global mandates for alternative refrigerant capabilities. The sector is also a global leader in the production of wiring harnesses and connectors for electrical power and signal distribution. Our principal competitors in the Safety, Thermal & Electrical Architecture product sector include the following: Yazaki Corp., Valeo SA, Autoliv Inc., Denso Inc. and TRW Inc.

     DYNAMICS & PROPULSION. Our Dynamics & Propulsion product sector accounted for $12.8 billion, or 44.9%, of our 1998 net sales, excluding inter-sector sales. This sector offers a wide range of energy and engine management systems designed to optimize engine performance and emissions control through management of vehicle air intake, fuel delivery, combustion and exhaust after-treatment. The sector also offers all major chassis control systems-steering, braking, suspension and engine, including the TRAXXAR(R) vehicle stability system with a focus on providing superior ride and handling performance, high reliability, reduced mass and improved fuel efficiency. The sector's steering products feature vehicle control and driveline technologies and advanced electronic controls to improve performance. Our principal competitors in the Dynamics & Propulsion product sector include the following: Robert Bosch GmbH, LucasVarity PLC, NSK Ltd., Siemens AG and TRW Inc.

CUSTOMERS

     GENERAL. We currently sell our products to all of the major VMs. While we expect our business with customers other than General Motors to increase over time, we also expect that General Motors will remain our largest customer by far for a significant period of time due to the long-term nature of sales contracts in our industry, our strong customer-supplier relationship with General Motors and the supply agreement we entered into with General Motors in January 1999 in connection with our separation from General Motors. We supply parts to each regional sector of General Motors' Automotive Operations, including its automotive operations in the United States, Canada and Mexico ("General Motors-North America"), and to General Motors' automotive operations throughout the rest of the world ("General Motors-International"). In addition, we sell our products to the worldwide aftermarket for replacement parts. Currently, most of our aftermarket sales are to General Motors' Service Parts Operations ("General Motors-SPO") for distribution principally to the North American aftermarket.

     The following table shows how our total sales were derived for each of the last three years. The percentages for 1998 were affected by work stoppages at certain General Motors and Delphi locations in the United States in June and July 1998.

                                                                   TOTAL SALES
                                                             -----------------------
                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                             -----------------------
                        CUSTOMER                             1998     1997     1996
                        --------                             -----    -----    -----
General Motors-North America.............................     62.2%    65.4%    66.6%
General Motors-International.............................     11.0     11.2     11.7
General Motors-SPO.......................................      5.4      5.1      5.2
                                                             -----    -----    -----
  Total General Motors...................................     78.6     81.7     83.5
Other Customers..........................................     21.4     18.3     16.5
                                                             -----    -----    -----
                                                             100.0%   100.0%   100.0%
                                                             =====    =====    =====

     For purposes of the foregoing table, "total sales" include all of the sales from joint ventures and other investments in which we own a minority interest even though these sales are not reflected in our sales as reported in our consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. This is how we have historically tracked our sales by customer for internal purposes. We include our minority joint venture sales for this purpose because, among other things, they principally relate to our joint ventures outside the United States where we frequently have significant influence over product design and technology and customer relationships but do not own more than 50%. If we owned more than 50% of these joint ventures, in most cases, we would include these sales in our consolidated sales. In addition, many of these joint ventures use our technologies. If we did not include these sales, the percentages set forth above for General Motors would be higher.

     AWARDED BUSINESS. We have a substantial base of awarded business from VMs, including business with General Motors-North America under arrangements that are governed by our supply agreement with General Motors. We track as "awarded business" the future sales that we have a strong expectation of realizing based on various types of VM awards to us and various assumptions we make regarding, among other things, the timing and volume of vehicle production, option mix and product pricing. On that basis, we believe that we currently have a solid foundation of awarded business upon which to grow our company. We cannot assure you, however, that we will in fact realize any specific amount of awarded business because it remains in all cases subject to a number of important risks and uncertainties, including the volume and option mix of vehicles actually produced, the timing of such production, the determination by our VM customers to delay, cancel or redesign vehicle programs and price reductions negotiated in connection with a VM customer's sourcing of new business with us. In addition, our VM customers generally have a contractual right to replace us with another supplier throughout the duration of a contract for a variety of reasons, although the impact of this contractual right is mitigated to some extent by the substantial re-engineering costs that a VM typically would need to incur in order to introduce a new supplier to an established vehicle platform. Subject to the foregoing risks and uncertainties, we currently estimate revenues from our existing awarded business to be about $28 billion for 1999 and about $22 billion for 2003. The amount of our awarded business declines over time as the vehicle programs in which we are currently participating mature and eventually terminate. However, particularly in the later years, we expect that we will be awarded additional business from General Motors and other customers.

     SALES TO GENERAL MOTORS. In 1992, General Motors launched a major reorganization of its automotive business to streamline its business practices and downsize its North American automotive operations. At that time, General Motors announced its intention to begin filling its procurement needs on a global basis. Pursuant to this initiative, General Motors has provided suppliers worldwide with the opportunity to bid for the business of General Motors-North America, historically sourced with us. As a result, our share of General Motors-North America automotive parts requirements has declined since 1992.

     We believe that we are and will continue to be able to compete effectively for General Motors-North America business because of the high quality of our products, our ongoing cost reduction efforts and our product and technological innovations. As a principal supplier to General Motors, we periodically have discussions with General Motors relating to its future vehicle programs and our long-term technology and product development. Although we have no commitments to General Motors in this regard, we expect to continue these discussions for some period of time after our complete separation from General Motors based on our strong customer-supplier relationship. However, we do expect the portion of General Motors-North America's automotive parts requirements which we supply and the prices we charge to General Motors-North America to continue to decline over the next several years. As a result, we also expect that our total sales to General Motors will decline over the next several years. Through our strategy of aggressively pursuing increased business with customers other than General Motors-North America, including additional sales to General Motors-International, however, we will strive to mitigate these effects and increase our total sales.

     We have historically supplied a lower percentage of General Motors-International's automotive parts requirements than the percentage of parts we have supplied to General Motors-North America. Until the last several years, we were operated by General Motors as a captive, North American-based supplier to General Motors' North American operations. As a result, we did not focus heavily on our global business opportunities, including those with General Motors-International. We also did not have the global presence to compete effectively for General Motors-International business. As noted above, we have substantially expanded our global presence over the last several years and intend to continue to compete for additional General Motors-International business.

     SUPPLY AGREEMENT. The supply agreement we have entered into with General Motors in connection with our separation from General Motors provides that all existing contracts between General Motors and our company as of January 1, 1999 generally remain in effect, including the pricing, duration and purchase order terms and conditions. However, the timing of payments from General Motors to us under the existing contracts changed as of January 1, 1999 to generally require payment by General Motors on the second day of the second month following shipment, rather than in the month following General Motors' receipt of the related invoice. These modified payment terms are consistent with the new payment terms that General Motors is currently in the process of introducing to its other suppliers.

     The supply agreement provides us with certain rights to provide on competitive terms the first replacement cycle of all product programs in the United States and Canada which we were providing to General Motors as of January 1, 1999, provided that General Motors sources such replacement programs prior to January 1, 2002 and we are competitive in terms of design, quality, price, service and technology as these factors relate to all aspects of bid packages that may be submitted by other suppliers. Other suppliers' bids to provide particular products may include offers of price reductions to General Motors on other current or future products, and General Motors may under the supply agreement consider the overall economic effect of such package proposals in assessing our competitiveness. Given the general duration of most vehicle programs of about five to eight years, depending on the vehicle model, we expect that this ability to secure next generation business from General Motors-North America, together with our existing contracts and other commitments, will provide us with the opportunity to maintain substantial business with General Motors-North America well into the next decade. We will also have the opportunity to bid on the same basis as other suppliers for other new General Motors-North America business as well as for General Motors-International business. Our ability to realize revenues on all General Motors business, including business awarded pursuant to existing contracts, is in all cases subject to a variety of factors, including the volume and option mix of vehicles actually produced by General Motors, the timing of such production and our continuing competitiveness.

     The supply agreement specifies that General Motors has the right to move its existing business with us to other suppliers in the event that we are not competitive in terms of quality, service, design or technology. In addition, General Motors has the right at all times to adopt new technology, whether or not such technology is available through us. If we are unable to provide the new technology or an equivalent technology acceptable to General Motors on a competitive basis, General Motors is free to move the business from us to another supplier. For more information regarding the terms of the supply agreement, you should refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

     OTHER VMS. Although General Motors is by far our largest customer, we do business with all of the other major VMs worldwide. Our top five VM customers other than General Motors are DaimlerChrysler, Toyota, Fiat, Volkswagen, and Renault. Our combined sales to these customers accounted for about 8% of our total 1998 net sales, and our top ten VM customers other than General Motors accounted for about 11% of our total 1998 net sales. In determining these percentages, we have not included sales of entities in which we have a minority interest.

     AFTERMARKET. We sell products to the worldwide aftermarket as replacement parts for current production and older vehicles. In 1998, our aftermarket revenues of $2.1 billion represented 7.2% of our total net sales. We currently sell most of these products into the North American aftermarket under arrangements with General Motors-SPO, the principal aftermarket sales organization of General Motors. General Motors-SPO distributes replacement parts to the aftermarket primarily through General Motors automobile dealerships and independent distributors, including warehouse distributors and direct retailers. Outside North America, we principally sell into the aftermarket through independent distributors.

     Under the terms of our separation from General Motors, we and General Motors have agreed that, subject to certain exceptions, General Motors-SPO will be the exclusive distributor of our products into the U.S. aftermarket and we will be the exclusive supplier of these products to General Motors-SPO through at least December 31, 2000. General Motors-SPO currently markets our products under a number of brand names, including ACDelco(R), Freedom(R) and Voyager(R). In connection with our separation from General Motors, we have agreed with General Motors-SPO to split the ownership of these aftermarket brands. General Motors-SPO owns the ACDelco brand and any AC and Delco derivatives and formatives. However, we have been granted a perpetual, worldwide, royalty-free license to use the trade name "Delco Electronics" and the trademarks "DELCO" and "DELCO ELECTRONICS" in connection with certain of our products as well as a worldwide license to use the trademarks "AC," "DELCO" and "AC Delco" until January 1, 2000. We own the Freedom brand, although we may not use the brand in the United States until the expiration of our arrangement with General Motors-SPO. General Motors-SPO will own the Voyager battery brand, but may only use it on batteries it purchases from us. For more information about these arrangements, you should refer to our Annual Report on Form 10-K for the fiscal year ended 1998, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

     We have historically derived our principal aftermarket revenues through our relationship with General Motors-SPO. We believe that there exist opportunities to increase our revenues from sales in the aftermarket and augment the "Delphi" brand presence in the aftermarket over time by establishing new supply relationships with various participants along the aftermarket distribution channel. We believe that our ability to sell products developed for the VM market to aftermarket customers can reduce the impact of adverse changes in demand for new vehicles. With respect to the aftermarket in the United States, we intend to continue to sell products through General Motors-SPO until the expiration of the transitional arrangements described above. Outside the United States, we are initially focusing on the aftermarket business in Europe and South America.

     We believe that incremental aftermarket sales opportunities will be available to us following our complete separation from General Motors. However, growth in the highly competitive aftermarket business will take time to achieve in light of the significant investment in an aftermarket distribution infrastructure that is required.

     NON-VM CUSTOMERS. We are also diversifying by supplying certain of our products, including connection systems, flex-circuits wiring, instrumentation and map sensors, to new customer areas, such as the aerospace, motorcycle and computer industries. Our non-VM customers include Boeing Company, Harley-Davidson Inc. and Silicon Graphics Inc. We are also building relationships with Tandem Computers Inc., Storage Technologies and Lucent Technologies Inc. These non-VM sales accounted for only a nominal amount of our total 1998 net sales. We believe that opportunities exist to increase our sales in this area and we intend to continue to work to expand our sales to non-VM customers.

VARIABILITY IN DELPHI'S BUSINESS

     There are a number of factors that contribute to variability in our business. The variability can produce significant fluctuations in sales and earnings from quarter to quarter, and in some cases from year to year. The primary factors that affect variability are summarized below.

     AUTOMOTIVE INDUSTRY. Almost all of our business is directly related to automotive sales and production by our customers, which are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences. Any significant reduction in automotive production and sales by our customers would have a material adverse effect on our business.

     REGIONAL. We have substantial operations in every major region of the world and economic conditions in these regions often differ. The recent economic downturn in Asia and in Brazil and other regions of Latin America, including Mexico, has led to reductions in demand for automobiles and component parts in those areas and has had an adverse effect on our financial results in 1998. To the extent that these conditions continue to worsen, or spread to other regions, particularly in the United States, our business will continue to be adversely affected.

     SEASONAL. Our business is moderately seasonal as our primary North American customers historically halt operations for about two weeks in July and about one week in December. In addition, third quarter automotive production is traditionally lower as new models enter production. Accordingly, third and fourth quarter results may reflect these trends.

ARRANGEMENTS BETWEEN GENERAL MOTORS AND DELPHI

     The separation of Delphi from General Motors and the transactions being undertaken in connection therewith are being effected pursuant to the Separation Agreement, under which General Motors and its subsidiaries transferred to us the assets of its automotive components business, and we assumed the liabilities of that business. Among other things, the Separation Agreement (1) provides for the allocation of liability between us and General Motors for product liability claims, general litigation claims and employment-related claims, all relating to the General Motors automotive components business and (2) requires General Motors to maintain, for a specified period, insurance policies for our benefit that are comparable to General Motors' own insurance policies.

     In addition, we have entered into certain ancillary agreements contemplated by the Separation Agreement that govern various interim and ongoing relationships between us and General Motors. Among these ancillary agreements,
(1) the IPO and Distribution Agreement requires us to cooperate with General Motors in all respects to complete the Spin-off, (2) the Registration Rights Agreement provides for registration rights for General Motors if our separation from General Motors is not completed or is completed without General Motors divesting itself of all of the Delphi common stock held by it, (3) the Component Supply Agreement governs our sale of products to General Motors, (4) the U.S. Employee Matters Agreement governs the allocation of responsibility for certain employee-related matters between General Motors and us, (5) certain income tax allocation agreements govern the allocation of U.S. income tax liabilities between General Motors and us, (6) various intellectual property agreements govern the division, transfer and use of certain intellectual property to or by us, (7) the Real Estate Matters Agreement governs the assignment or sub-lease of General Motors' real estate portfolio related to its automotive components parts business, (8) the Environmental Matters Agreement governs the allocation of environmental liabilities between General Motors and us, (9) the Business Relationship Agreement governs the sale and distribution of aftermarket products in the United States and (10) various transition services agreements govern the provision by General Motors to us, for specified periods of time until we develop an independent means of obtaining or the ability to provide ourself, services such as purchasing systems services, audit services, administrative support services, treasury, accounting and payroll services, tax and customs services and information systems services.

     All of the foregoing agreements were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of our separation from General Motors. The terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties. Certain of these agreements, including the Separation Agreement, the IPO and Distribution Agreement, the Registration Rights Agreement, the Component Supply Agreement, the Business Relationship Agreement, the U.S. Employee Matters Agreement and the tax allocation agreements have been filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

     Certain international, intellectual property and real property assets relating primarily to the business of Delphi are still held by General Motors or its affiliates, pending receipt of consents or approvals or satisfaction of other applicable requirements necessary for the transfer of such assets to Delphi. We do not believe that these assets and operations are, individually or in the aggregate, material to our company. However, the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements, assumes and gives effect to the completion of all such transactions. In addition, certain information technology assets relating primarily to our business are still held by General Motors or its affiliates, pending receipt of consents necessary for the transfer of such assets to Delphi, or may be retained by General Motors if consents to their transfer cannot be obtained. Also, certain assets and liabilities relating to employees working under collective bargaining agreements were transferred to Delphi in connection with our separation from General Motors.

     We have also entered into a series of agreements with General Motors similar to the ancillary agreements discussed above with respect to those Delphi assets located outside the United States. In most countries, General Motors' vehicle and component businesses were operated by separate legal entities. In such countries, the entities that operate the components business were transferred to Delphi. Where certain facilities or functions were shared by such separate legal entities, the shared functions or facilities were generally separated in accordance with the principles set forth in the corresponding ancillary agreement in the United States. In those countries in which the vehicle and components businesses are owned by one legal entity, new entities have been or will be formed in order to separate the Delphi business from the General Motors business. Agreements have been or will be entered into in each of the countries where operations are to be transferred to Delphi. Although the agreements for most countries have or will have different terms than the ancillary agreements in the United States, in general they are or will be similar in scope to the ancillary agreements.

                        EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS OF DELPHI

     Set forth below is certain information concerning the executive officers and key employees of our company, and the individuals who are serving on our Board of Directors. Our Board of Directors currently has 11 members. Messrs. Losh, Pearce, and Smith are currently executive officers and/or directors of General Motors, and Mr. Wyman was a director of General Motors until October 1998. The three directors who are currently executive officers and/or directors of General Motors have advised us that they will resign from our Board of Directors in connection with the Spin-off.

                      EXECUTIVE OFFICERS AND KEY EMPLOYEES

                   NAME                                               POSITION
                   ----                                               --------
J.T. Battenberg III.......................    Chairman of the Board, Chief Executive Officer and
                                              President
Alan S. Dawes.............................    Chief Financial Officer and Vice President
Volker J. Barth...........................    Vice President
William A. Ebbert.........................    Vice President
Guy C. Hachey.............................    Vice President
David R. Heilman..........................    Vice President
Rodney O'Neal.............................    Vice President
Ronald M. Pirtle..........................    Vice President
Donald L. Runkle..........................    Vice President
Paul J. Tosch.............................    Vice President
Hans J. Weiser............................    Vice President
David B. Wohleen..........................    Vice President
John P. Arle..............................    Vice President, Mergers, Acquisitions and Planning
James A. Bertrand.........................    Vice President, Operations
John G. Blahnik...........................    Vice President and Treasurer
Ray C. Campbell...........................    Vice President, Purchasing
Karen L. Healy............................    Vice President, Corporate Affairs
Peter H. Janak............................    Vice President and Chief Information Officer
Mark C. Lorenz............................    Vice President, Production Control and Logistics
Logan G. Robinson.........................    Vice President and General Counsel
Mark R. Weber.............................    Vice President, Human Resources Management

                                              DIRECTORS
                   NAME                                         PRINCIPAL OCCUPATION
------------------------------------------    --------------------------------------------------------
J.T. Battenberg III.......................    Chairman of the Board, Chief Executive Officer and
                                              President
Thomas H. Wyman...........................    Former Chairman, President and Chief Executive Officer
                                              of CBS, Inc.
John F. Smith, Jr.........................    Chairman and Chief Executive Officer of General Motors
                                                 Corporation
Harry J. Pearce...........................    Vice Chairman of General Motors Corporation
J. Michael Losh...........................    Chief Financial Officer of General Motors Corporation
Oscar De Paula Bernardes Neto.............    Chairman of the Boards of Santista Alimentos S/A and
                                              Seara Alimentos S/A
Virgis W. Colbert.........................    Executive Vice President of Miller Brewing Company
Shoichiro Irimajiri.......................    President and Representative Director of Sega
                                              Enterprises, Ltd.
Susan A. McLaughlin.......................    President, Consumer Services for BellSouth
                                                 Telecommunications, Inc.
John D. Opie..............................    Vice Chairman and Executive Officer, General Electric
                                                 Company
Roger S. Penske...........................    Chairman and Chief Executive Officer of Penske
                                              Corporation

     MR. BATTENBERG has led Delphi and its precursor, the Automotive Components Group Worldwide ("ACG Worldwide"), since 1992. In July 1995, he was named President of Delphi. He was named Chief Executive Officer of Delphi in August 1998 and Chairman of the Board of Delphi in November 1998. Mr. Battenberg also serves as the Chairman of the Delphi Strategy Board. Mr. Battenberg held various positions with General Motors beginning in 1961, including Superintendent of Industrial Engineering, Comptroller, Production Manager and Plant Manager. In 1986, he was appointed Product Manager for the former Buick-Oldsmobile-Cadillac Group's Flint Automotive Division. He later served as Vice President of the division, and then Vice President and Group Executive for the Buick-Oldsmobile-Cadillac Group. Mr. Battenberg was named Vice President and Group Executive of ACG Worldwide in 1992. Two years later, he was elected a Senior Vice President and President of ACG Worldwide. In July 1995, he was elected Executive Vice President of General Motors and President of Delphi Automotive Systems, formerly ACG Worldwide. Mr. Battenberg is on the Board of Trustees of Kettering University, formerly known as General Motors Institute ("GMI"), and the National Advisory Board for Chase Manhattan Corp. He is also a member of the Council on Competitiveness.

     MR. DAWES was named Chief Financial Officer of Delphi in August 1998 and a Delphi Automotive Systems Vice President in November 1998. Previously, Mr. Dawes served as General Manager of Delphi Chassis Systems, formerly Delco Chassis Systems, a position to which he was named in 1994. From 1992 to 1994, he was Executive-in-Charge of Operations for ACG Worldwide. Mr. Dawes joined General Motors in 1981, originally as a financial analyst with its Treasurer's Office, and held a number of positions including Assistant Treasurer in 1988 and Assistant Comptroller in 1991.

     MR. BARTH was named a Delphi Automotive Systems Vice President in November 1998 and President of Delphi South America in November 1996. He had been Executive Director of Worldwide Purchasing for Delphi since 1994. From 1993 to 1994, he was Executive Director of Worldwide Purchasing-Metallic. From 1992 to 1993, he was Director of Materials Management for General Motors do Brasil in Sao Paulo, and from 1991 to 1992, he was Director of Purchasing for the same. Prior thereto, he held several purchasing assignments for General Motors' Adam Opel subsidiary since joining General Motors in 1963.

     MR. EBBERT was named a Delphi Automotive Systems Vice President in November 1998 and President of Delphi Asia Pacific in July 1993. He had been Chairman and Managing Director of Vauxhall Motors Limited, UK, since 1988. Previously, Mr. Ebbert had been Group Director of Business Operations for Delphi Automotive Systems. Prior thereto, he held a number of senior assignments with Delphi Saginaw Steering Systems' central office. He joined General Motors in 1965.

     MR. HACHEY was named a Delphi Automotive Systems Vice President and President of Delphi Chassis Systems in November 1998. He had been General Manager of Delphi Chassis Systems since August 1998. Previously, Mr. Hachey had been Manufacturing Manager, Worldwide Operations, for the former Delphi Interior & Lighting Systems since 1995. From 1994 to 1995, he was Director of Manufacturing Operations for Delphi Automotive Systems and, from 1992 to 1994, he was Director of Manufacturing Operations for the heating, ventilation and air conditioning/heat exchangers business unit of what is now Delphi Harrison Thermal Systems. Prior thereto, Mr. Hachey held several manufacturing positions with General Motors since 1978.

     MR. HEILMAN was named a Delphi Automotive Systems Vice President and President of Delphi Packard Electric Systems in November 1998. He had been General Manager of Delphi Packard Electric Systems since October 1994. From 1993 to 1994, Mr. Heilman served as Director of Delphi Packard Electric Systems' North American Business Unit and from 1991 to 1993, he was Director of Packard International. Prior thereto, Mr. Heilman served in numerous engineering, manufacturing and product-related positions since joining Delphi Packard Electric Systems in 1964.

     MR. O'NEAL was named a Delphi Automotive Systems Vice President and President of Delphi Interior Systems in November 1998. He had been General Manager of the former Delphi Interior & Lighting Systems since May 1997. Previously, Mr. O'Neal had been General Director of Warehousing and Distribution for General Motors-SPO since 1994. From late 1992 to 1994, Mr. O'Neal served as Director of Manufacturing for ACG Worldwide. From 1991 to late 1992, Mr. O'Neal was first Director of

Industrial Engineering for Chevrolet-Pontiac-General Motors of Canada ("C-P-C") and later was named Director of Manufacturing Engineering with General Motors. Prior thereto, Mr. O'Neal held numerous engineering and manufacturing positions with General Motors since 1971. Mr. O'Neal is a board member of Woodward Governor Company.

     MR. PIRTLE was named a Delphi Automotive Systems Vice President and President of Delphi Harrison Thermal Systems in November 1998. He had been General Manager of Delphi Harrison Thermal Systems since November 1996. Previously, Mr. Pirtle had been Director of North American Operations at Delphi Packard Electric Systems since 1994. From 1992 to 1994, Mr. Pirtle was Finance Director for AC Delco Systems and, from 1990 to 1992, he was Executive-in-Charge of General Motors' Corporate Strategic Planning Group. Prior thereto, Mr. Pirtle held various engineering and financial and planning positions with General Motors since 1972. Mr. Pirtle is a Board member of the Alumni Association of Kettering University, formerly GMI, and a Board member of the University of Pittsburgh School of Engineering.

     MR. RUNKLE was named a Delphi Automotive Systems Vice President and President of Delphi Energy and Engine Management Systems in November 1998. He had been General Manager of Delphi Energy & Engine Management Systems since May 1996. Previously, Mr. Runkle had been General Manager of Delphi Saginaw Steering Systems since August 1993. From 1992 to 1993, Mr. Runkle was in charge of General Motors' North American Advanced Engineering Center and, from 1988 to 1992, he was in charge of General Motors' former Advanced Engineering Staff. Prior thereto, Mr. Runkle served in a series of engineering positions with General Motors since 1968.

     MR. TOSCH was named a Delphi Automotive Systems Vice President and President of Delphi Saginaw Steering Systems in November 1998. He had been General Manager of Delphi Saginaw Steering Systems since May 1997. Previously, Mr. Tosch had been General Manager of the former Delphi Interior & Lighting Systems since October 1994. From 1991 to 1994, Mr. Tosch was General Manager of Delphi Harrison Thermal Systems. From 1987 to 1991, he was Managing Director of Vauxhall Motors Limited. Prior thereto, Mr. Tosch held various engineering and managerial positions with General Motors since 1963.

     MR. WEISER was named a Delphi Automotive Systems Vice President in November 1998 and has been President of Delphi Automotive Systems Europe, formerly ACG Europe, since 1993. He became Managing Director of Packard Electric Europa in Wuppertal, Germany, in 1990 and was appointed Chairman of the Supervisory Board of all Corporate Subsidiaries of Packard Electric Europa, a position he held until his current assignment. Mr. Weiser was appointed Chairman of the Executive Board of Kabelwerke Reinshagen GmbH in 1986. Mr. Weiser had been with Kabelwerke Reinshagen GmbH since 1974, which was acquired by Delphi Packard Electric in 1981.

     MR. WOHLEEN was named a Delphi Automotive Systems Vice President and President of Delphi Delco Electronics in November 1998. He had been General Manager of Delphi Delco Electronics since August 1998. Prior to his current position, he had been a General Director of Engineering with Delco Electronics, which is now Delphi Delco Electronics, since February 1997. In 1994, Mr. Wohleen was named Director of Electrical, Interior and HVAC for General Motors' Midsize Car Division in Warren, Michigan, and in 1995, he assumed additional responsibility for general assembly, tools and process and powertrain coordination for General Motors' MidLux Car Division in Warren. Prior thereto, Mr. Wohleen held a series of engineering and manufacturing positions with General Motors since 1978.

     MR. ARLE was named Vice President of Mergers, Acquisitions and Planning for Delphi Automotive Systems in November 1998. He had been Executive Director of Planning for Delphi since February 1998. Previously, he was Vice President and Chief Financial Officer for Saab Automobile AB since 1993. From 1992 to 1993, he was Vice President and Finance Manager for General Motors of Canada, Ltd. From 1988 to 1992, he was General Manager and Comptroller for the General Motors/Toyota NUMMI joint venture. Prior thereto, he held several finance and human resources positions at General Motors since 1975.

     MR. BERTRAND was named Vice President of Operations for Delphi Automotive Systems in November 1998. He had been Executive Director of Operations for Delphi since June 1997. Previously, he was Executive Director of Development for small cars at General Motors' International Operations since 1995. From 1992 until 1995, he was Comptroller at Adam Opel AG in Russelsheim, Germany. From 1989 to 1992, he was Director of Financial Analysis and Planning for General Motors Europe. Prior thereto, he held finance, business and engineering positions for General Motors since 1979.

     MR. BLAHNIK was named Treasurer of Delphi Automotive Systems in August 1998 and a Delphi Vice President in November 1998. He had been Executive Director of Finance for Delphi since June 1996. Previously, he was Senior Vice President and Chief Financial Officer at Delco Electronics since 1995. From 1994 to 1995, he was Director of Finance for General Motors' Lansing Automotive Division. From 1991 to 1994, he was Executive Director for General Motors' Latin American Operations and President of Banco General Motors, and from 1988 until 1991, he was a Comptroller of General Motors do Brasil. Prior thereto, he held several finance positions at General Motors since 1978.

     MR. CAMPBELL was named Vice President of Purchasing for Delphi Automotive Systems in November 1998. He had been Executive Director of Worldwide Purchasing for Delphi since November 1996. Previously, he was Executive Director of Worldwide Purchasing, Quality/Supplier Development, at General Motors' North American Operations since 1995. From 1994 to 1995, he was Executive Director of Worldwide Purchasing, Strategic and Metallic Activities. Prior thereto, he held a variety of managerial and purchasing positions at General Motors since 1964.

     MS. HEALY was named Vice President of Corporate Affairs for Delphi Automotive Systems in November 1998. She had been Executive Director of Communications for Delphi since June 1997. Previously, she was Manufacturing Manager for Delphi's Flint East Operations, Plants 6 and 7, since July 1996. From June 1995 to July 1996, she was Director of Corporate Communications at General Motors' central office. From January 1995 to June 1995, she was Director of Communications for Delphi. Prior thereto, Ms. Healy held several personnel, labor relations and communications positions at General Motors since 1976. She serves on the Board of Trustees for the Music Hall Center for the Performing Arts in Detroit and the Executive Board for the Troy Chamber of Commerce.

     MR. JANAK was named Chief Information Officer for Delphi Automotive Systems in April 1998 and a Delphi Vice President in November 1998. He had been a Vice President and Chief Information Officer at TRW Inc. since February 1995. Previously, he was Vice President and General Manager of TRW's Information Services Division. Prior thereto, he worked in propulsion engineering for NASA's Apollo program and worked for Chrysler Corporation, Teledyne Brown Engineering, Planning Research Corporation and the German firm, Technologieforshung.

     MR. LORENZ was named Vice President of Production Control and Logistics for Delphi Automotive Systems in November 1998. He had been Director of Production Control and Logistics for Delphi since March 1996. Previously, he had been Director of Materials Management for General Motors' North American Operations Prototype Shops since June 1993. From 1991 to 1993, he was Director of Materials Management, Experimental Manufacturing. From 1990 to 1991, he was Manager of Synchronous Organization, and from 1989 to 1990, he was Advisor, C-P-C production systems. Prior thereto, he held various manufacturing and materials management positions at General Motors since 1973.

     MR. ROBINSON was named General Counsel and a Delphi Automotive Systems Vice President in December 1998. Previously, he was Of Counsel to the Corporate, Securities and Business Law group at Dickinson Wright PLLC, a Michigan law firm headquartered in Detroit, since April 1998. From February 1996 to April 1998, he was Senior Vice President, Secretary and General Counsel for ITT Automotive, Inc. From April 1987 to February 1996, he was a lawyer for Chrysler Corporation serving, among other positions, as Vice President and General Counsel for Chrysler International Corporation, a subsidiary of Chrysler Corporation, and Geschaftsfuhrer, or Managing Director, of Chrysler Austria GmbH. Prior thereto, he held positions at TRW Inc. in Cleveland, Ohio, and at Coudert Brothers and Wender, Murase & White in New York City.

     MR. WEBER was named Vice President of Human Resources Management for Delphi Automotive Systems in November 1998. He had been Executive Director of Human Resources Management for Delphi since January 1995. Previously, he was General Director of Personnel and Public Affairs at the former Inland Fisher Guide since 1993. From 1991 to 1993, he was General Director of Personnel for the same. From 1988 to 1991, he was Director of Industrial Relations at C-P-C, and from 1986 to 1988, he served as Director of Human Resources for Salaried Personnel at C-P-C. From 1985 to 1986, he was Director of General Offices Personnel at C-P-C. Prior thereto, he held a number of human resource and personnel positions at General Motors since 1966.

     MR. WYMAN was named Lead Independent Director for Delphi Automotive Systems in October 1998. Mr. Wyman had served on the Board of Directors of General Motors from 1985 until October 1998. Mr. Wyman was formerly Chairman, President and Chief Executive Officer of CBS, Inc., New York. Mr. Wyman was Senior Advisor of SBC Warburg Inc. from 1996 to 1997 and Chairman of S.G. Warburg & Co. Inc. from 1992 to 1996. Mr. Wyman is also a Director of AT&T Corporation. Mr. Wyman is a member of the Advisory Board of Nestle USA, Inc., the International Advisory Group of Toshiba Corporation (Tokyo) and The Business Council. Mr. Wyman is Trustee Emeritus of The Ford Foundation and The Aspen Institute and Chairman Emeritus of Amherst College.

     MR. SMITH has been associated with General Motors since 1961 and was named a Director of Delphi Automotive Systems in October 1998. On January 1, 1996, Mr. Smith became Chairman of the Board of Directors of General Motors and in October 1998, Mr. Smith's title was changed from Chief Executive Officer and President to Chief Executive Officer of General Motors. Effective November 1992, Mr. Smith was elected as General Motors' Chief Executive Officer and President. Effective August 1990, Mr. Smith was elected Vice Chairman of the Board of Directors of General Motors and, on April 6, 1992, he was elected President and Chief Operating Officer of General Motors. Mr. Smith was elected Executive Vice President in charge of International Operations for General Motors in 1988. He is also a Director of Hughes Electronics and The Procter & Gamble Company. Mr. Smith is Co-Chairman of The Business Roundtable and a member of The Business Council, the U.S.-Japan Business Council, Catalyst and The Chancellor's Executive Committee of the University of Massachusetts. Mr. Smith is a member of the Board of Trustees, Boston University; the Board of Overseers of Memorial Sloan-Kettering Cancer Center; the Board of Governors of The Nature Conservancy; and the Board of Polish-American Enterprise Fund.

     MR. PEARCE has been associated with General Motors since 1985 and was named a Director of Delphi Automotive Systems in October 1998. Effective January 1, 1996, Mr. Pearce was elected a Director and became Vice Chairman of the Board of Directors of General Motors. In July 1994, Mr. Pearce assumed responsibility for General Motors' Strategic Decision Center, Corporate Communications, Allison Transmission Division, Electro-Motive Division, Urban and Community Affairs, Executive Compensation and Corporate Governance and the Corporate Services Staff. Effective November 1992, he was elected Executive Vice President of General Motors. In May 1987, Mr. Pearce was elected Vice President and General Counsel of General Motors, a position he retained through August 1, 1994. Mr. Pearce is also a Director of Hughes Electronics, Marriott International, Inc. and MDU Resources Group, Inc. Mr. Pearce is a member of The Conference Board, Northwestern University School of Law Dean's Advisory Council and the Board of Visitors of the United States Air Force Academy. Mr. Pearce is also a Trustee of Howard University.

     MR. LOSH has been associated with General Motors since 1964 and was named a Director of Delphi Automotive Systems in October 1998. In July 1994, Mr. Losh was elected Executive Vice President and Chief Financial Officer of General Motors. Effective May 1992, Mr. Losh was elected Group Executive in charge of North American Vehicle Sales, Service and Marketing of General Motors. He was named General Manager of General Motors' Oldsmobile Division in June 1989. In July 1984, Mr. Losh was elected Vice President of General Motors and General Manager of its Pontiac Division.

     MR. BERNARDES NETO is Chairman of the Boards of Directors of Santista Alimentos S/A and Seara Alimentos S/A, two food companies headquartered in Brazil and controlled by Bunge International, a Bermuda holding company headquartered in Sao Paulo, Brazil, which controls a number of food, agribusiness and fertilizer companies around the world. Previously, Mr. Bernardes Neto was the Chief

Executive Officer of Bunge International. Before joining Bunge, he was a Senior Partner with Booz-Allen & Hamilton where he specialized in strategy and organization consulting to industry in Latin America. His 15 years of consulting experience include several projects related to the automotive industry in South America. Mr. Bernardes Neto is a Director for RBS and Alcoa in Brazil. He is also a member of the Advisory Board for Booz-Allen & Hamilton.

     MR. COLBERT was appointed an Executive Vice President of Miller Brewing Company in July 1997. He is responsible for all plant operations, brewing, research, quality assurance, engineering, purchasing, corporate operations planning and improvement and information systems. He had been a Senior Vice President, Worldwide Operations since 1995. In 1993, he was elected to the Miller Board of Directors and Executive Committee. Also in 1993, he was named Senior Vice President in charge of operations, a position he held until 1995. From 1990 to 1993, he was Vice President of plant operations, and from 1989 to 1990 he was Vice President of materials manufacturing. Prior thereto, he held several manufacturing and production positions at Miller since joining the company in 1979. Mr. Colbert is a Director for Aeroquip-Vickers, Inc., Milwaukee County Council, Boy Scouts of America, Columbia Health Systems and Greater Milwaukee Open. He is Chairman of the Board of the Thurgood Marshall Scholarship Fund and he is a member of the Board of Trustees of Fisk University, Nashville, Tennessee. Mr. Colbert also serves on the Board of Regents of the Milwaukee School of Engineering, is a member of the Executive Advisory Committee for the National Urban League's Black Executive Exchange Program, and serves on the Opportunities Industrialization Centers of America's National Industrial Council.

     MR. IRIMAJIRI was elected President and Representative Director of Sega Enterprises, Ltd. in February 1998. He had been responsible for the CS Business Group, Quality Assurance Division and Intellectual Property Rights Department since August 1997. Previously, he was Co-Chairman of Sega America, Inc., since July 1996. From April 1996 to July 1996, he was responsible for CS Research & Development Group, Overseas Consumer Business Group, Quality Assurance Division, Multimedia Office and Intellectual Property Department. Prior thereto, he held various positions at Sega since 1993. Before joining Sega, Mr. Irimajiri had been an Executive Vice President at Honda Motor Co. Ltd. since June 1990. He was responsible for directing Honda's development and production activities. He had been associated with Honda since 1963.

     MS. MCLAUGHLIN is President, Consumer Services for BellSouth Telecommunications, Inc., a position she has held since March 1998. From 1987 to 1998, Ms. McLaughlin held numerous financial and marketing management positions at Eastman Kodak in Rochester, N.Y. Her most recent position was Vice President and Chief Operating Officer of Kodak Professional, where she managed that division's worldwide operations, including sales and marketing. Before joining Kodak, Ms. McLaughlin spent 13 years in corporate banking with Citibank and Chase. Ms. McLaughlin serves on the Board of Directors of Dayton Hudson Corporation.

     MR. OPIE was elected Vice Chairman of the Board and an Executive Officer for General Electric Company in 1995. He had been President and Chief Executive Officer of GE Lighting and a GE Senior Vice President since 1986. Previously, he had been Vice President of GE's distribution equipment business since 1983. From 1982 to 1983, he was President of the Specialty Plastics Division. From 1980 to 1982, he was Vice President of the Lexan Products Division of GE Plastics, and from 1977 to 1980, he was General Manager of the division. In 1975, Mr. Opie became General Manager of the battery business, a position he held until moving to GE Plastics. He has been associated with General Electric since 1961.

     MR. PENSKE is the founder and Chairman of Penske Corporation, which was established in 1969 and is comprised of three business groups: Transportation Services, Automotive and Performance. In the Transportation Services Group, Mr. Penske serves as the Chairman and Chief Executive Officer of Detroit Diesel Corporation. He is Chairman of the Board of Penske Truck Leasing Corporation and Penske Motorsports, Inc. and a Director of General Electric Company and Gulfstream Aerospace Corporation. He is Chairman of the Detroit Investment Fund, which was created by Detroit Renaissance, of which he is also a Director. Mr. Penske is also a member of the Robert Bosch International AG Advisory Board and a Trustee of the Henry Ford Museum & Greenfield Village and a member of the Business Council.

                     DESCRIPTION OF THE OFFERED SECURITIES

     Information in this section should be read in conjunction with the statements under "Description of Debt Securities" in the accompanying prospectus.

GENERAL

     The notes in the aggregate principal amount of $500,000,000 due 2004 mature on May 1, 2004 and bear interest at 6 1/8% per annum. The notes in the aggregate principal amount of $500,000,000 due 2009 mature on May 1, 2009 and bear interest at 6 1/2% per annum. The debentures in the aggregate principal amount of $500,000,000 due 2029 mature on May 1, 2029 and bear interest at 7 1/8% per annum.

     The Offered Securities:

     - will be issued in U.S. dollars in denominations of $1,000 and integral multiples of $1,000.

     - will be issued pursuant to an Indenture dated April 28, 1999 (the "Indenture") between Delphi and The First National Bank of Chicago, as trustee, and each of the notes and debentures will represent a new and separate series under the Indenture.

     - are redeemable before maturity at the option of Delphi, in whole or in part, at the redemption prices set forth herein plus accrued interest, and each series is redeemable in whole, but not in part, at 100% of the principal amount plus accrued interest of the relevant Offered Securities in the event of certain changes relating to United States taxation.

     - are not subject to any sinking fund.

     - will be represented by one or more global certificates in fully registered form. Except in certain limited circumstances, the Offered Securities will not be issued in definitive form. If the Offered Securities are issued in definitive form, they will be issued in registered form, and payments of principal and interest will be made according to alternative arrangements.

     - represent unsecured and unsubordinated debt.

     - will be repaid at par at maturity.

     - will rank pari passu with each other and with Delphi's other unsecured and unsubordinated debt.

     Interest:

     - is payable on May 1 and November 1 of each year, payable to the persons in whose names the Offered Securities are registered at the close of business on April 15 and October 15, as the case may be, prior to the payment date.

     - will be calculated on the basis of a 360-day year of twelve 30-day months.

     - payments begin on November 1, 1999 and interest will begin to accrue from May 4, 1999.

     We will deliver to the trustee, annually, an officers' certificate as to the existence or absence of defaults under the Indenture. We may, without the consent of the holders of the Offered Securities, issue additional securities having the same ranking and the same interest rate, maturity and other terms as the Offered Securities. Any additional securities, together with the related series of Offered Securities, will consist of a single series of securities under the Indenture.

OPTIONAL REDEMPTION

     Each of the notes due 2004, the notes due 2009 and the debentures due 2029 may be redeemed in whole at any time or in part from time to time, at the option of Delphi at a redemption price equal to the greater of (1) 100% of the principal amount of the applicable series of notes or debentures to be redeemed, and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the applicable series of notes or debentures to be redeemed discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 10 basis points for the notes due 2004, the applicable Treasury Rate plus 15 basis points for the notes due 2009 or the applicable Treasury Rate plus 25 basis points for the debentures due 2029 plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

     "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

     "Business Day" means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

     "Independent Investment Banker" means either Merrill Lynch, Pierce, Fenner & Smith Incorporated or Morgan Stanley & Co. Incorporated, and their respective successors, or, if both firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with Delphi.

     "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer" means (1) Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), Delphi will substitute for such underwriter another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with Delphi.

     "The Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

     Holders of Offered Securities to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the securities are to be redeemed, the trustee will select, not more than 60 days before the redemption date, the particular securities or portions thereof for redemption from the outstanding securities not previously called by such method as the trustee deems fair and appropriate.

BOOK-ENTRY, DELIVERY AND FORM

     The Offered Securities will be issued in the form of one or more definitive global securities in registered form (each, a "Global Security"). The Global Securities will be deposited, until all obligations of Delphi with respect to the Offered Securities are satisfied, with, or on behalf of, The Depository Trust Company ("DTC") and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the Global Securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC (the "DTC Participants"). Investors may elect to hold their interests in the Global Securities through either DTC or Cedelbank or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), either directly if they are participants in such systems, or indirectly through organizations that are participants in such systems. Cedelbank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedelbank's and Euroclear's names on the books of their respective U.S. depositaries, which in turn will hold such interests in customers' securities accounts in the U.S. depositaries' names on the books of DTC. The Chase Manhattan Bank will act as U.S. depositary for Euroclear, and Citibank, N.A. will act as U.S. depositary for Cedelbank (in such capacities, the "U.S. Depositaries"). Beneficial interests in the Global Securities may be held in denominations of $1,000 and integral multiples thereof. The Global Securities may be transferred, as a whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     So long as DTC or its nominee is the registered owner of a Global Security, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Offered Securities represented by such Global Security for all purposes of the notes or debentures, as the case may be. Owners of beneficial interests in Global Securities will not be entitled to have the Offered Securities represented by such Global Securities registered in their names. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC, or its nominee, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of notes or debentures, as the case may be.

     DTC advises that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve system, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provision of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of DTC Participants and to facilitate the clearance and settlement of securities transactions among DTC Participants in such securities through electronic book-entry changes in accounts of DTC Participants, thereby eliminating the need for physical movement of securities. DTC Participants include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC agrees with and represents to DTC Participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

     DTC also advises that:

          1. DTC management is aware that some computer applications, systems, and the like for processing dates ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed DTC Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

          2. DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

          3. The foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     Cedelbank advises that it is incorporated under the laws of Luxembourg as a professional depositary. Cedelbank holds securities for its participating organizations ("Cedelbank Participants") and facilitates the clearance and settlement of securities transactions among Cedelbank Participants through electronic book-entry changes in accounts of Cedelbank Participants, thereby eliminating the need for physical movement of certificates. Cedelbank provides to Cedelbank Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic markets in several countries. As a professional depositary, Cedelbank is subject to regulation by the Luxembourg Monetary Institute. Cedelbank Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Cedelbank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedelbank Participant either directly or indirectly.

     Distributions with respect to Offered Securities held beneficially through Cedelbank will be credited to cash accounts of Cedelbank Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Cedelbank.

     Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions among Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policies for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to Offered Securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

     Offered Securities will not be issued in definitive form, except in very limited circumstances. If any of Euroclear, Cedelbank or DTC notifies Delphi that it is unwilling or unable to continue as a clearing system in connection with the Global Securities or, in the case of DTC only, DTC ceases to be a clearing agency registered under the Exchange Act, and in each case a successor clearing system is not appointed by Delphi within 90 days after receiving such notice from Euroclear, Cedelbank or DTC or on becoming aware that DTC is no longer so registered, Delphi will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Offered Securities represented by such Global Securities upon delivery of such Global Securities for cancellation. In the event definitive Offered Securities are issued, the holders thereof will be able to receive payments on the notes and effect transfers of the notes at the offices of the Luxembourg paying agent and transfer agent. Delphi has appointed Banque Internationale a Luxembourg S.A. as paying agent and transfer agent in Luxembourg with respect to the Offered Securities in definitive form, and as long as the Offered Securities are listed on the Luxembourg Stock Exchange, Delphi will maintain a paying agent and transfer agent in Luxembourg, and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "--Notices."

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Initial settlement for the Offered Securities will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Cedelbank Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedelbank and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Cedelbank or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such systems in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Offered Securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Cedelbank Participants and Euroclear Participants may not deliver instructions directly to the U.S. Depositaries.

     Because of time-zone differences, credits of Offered Securities received in Cedelbank or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Offered Securities settled during such processing will be reported to the relevant Euroclear or Cedelbank Participants on such business day. Cash received in Cedelbank or Euroclear as a result of sales of Offered Securities by or through a Cedelbank Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Cedelbank or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Cedelbank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Offered Securities among participants of DTC, Cedelbank and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

PAYMENT OF ADDITIONAL AMOUNTS

     Delphi will, subject to the exceptions and limitations set forth below, pay as additional interest on the Offered Securities such additional amounts as are necessary in order that the net payment by Delphi or a paying agent of the principal of and interest on the Offered Securities to a holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the Offered Securities to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply:

          (1) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

             (a) being or having been present or engaged in trade or business in the United States or having or having had a permanent establishment in the United States;

             (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

             (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax; or

             (d) being or having been a "10-percent shareholder" of Delphi as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision;

          (2) to any holder that is not the sole beneficial owner of the Offered Securities, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary or a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

          (3) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such Offered Securities, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from, or reduction of, such tax, assessment or other governmental charge;

          (4) to a tax, assessment or governmental charge that is imposed otherwise than by withholding by Delphi or a paying agent from the payment;

          (5) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

          (6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

          (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Offered Security, if such payment can be made without such withholding by any other paying agent; or

          (8) in the case of any combination of items (1), (2), (3), (4), (5),
     (6) or (7) above.

     The Offered Securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "--Payment of Additional Amounts," Delphi will not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

     As used under this heading "--Payment of Additional Amounts" and under the headings "--Redemption for Tax Reasons" and "Certain United States Federal Tax Matters," the term "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. "United States person" means (1) any individual who is a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States, (3) any estate the income of which is subject to United States federal income taxation regardless of its source or (4) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if the trust elects under United States Treasury Regulations to be treated as a U.S. person, and "non-United States person" means a person who is not a United States person.

REDEMPTION FOR TAX REASONS

     If (1) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, the official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, Delphi becomes or will become obligated to pay additional amounts as described herein under the heading "--Payment of Additional Amounts" or (2) any act is taken by a taxing authority of the United States on or after the date of this prospectus supplement, whether or not such act is taken with respect to Delphi or any affiliate, that results in a substantial probability that Delphi will or may be required to pay such additional amounts, then Delphi may, at its option, redeem, in whole, but not in part, each affected series of the Offered Securities on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of the principal amount of the relevant Offered Securities, together with interest accrued but unpaid thereon to the date fixed for redemption; provided that Delphi determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, not including substitution of the obligor under the Offered Securities. No redemption pursuant to (2) above may be made unless Delphi shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that it will or may be required to pay the additional amounts described herein under the heading "--Payment of Additional Amounts" and Delphi shall have delivered to the trustee a certificate, signed by a duly authorized officer, stating that based on such opinion Delphi is entitled to redeem the Offered Securities pursuant to their terms.

NOTICES

     Notices to holders of the Offered Securities will be published in certain authorized newspapers in The City of New York, in London, and, so long as the Offered Securities are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times, and in Luxembourg in the Luxembourg Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the Offered Securities are listed on the Luxembourg Stock Exchange, we will publish notice of any change in the Luxembourg paying agent and transfer agent in Luxembourg in this manner.

APPLICABLE LAW

     The Offered Securities and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

                   CERTAIN UNITED STATES FEDERAL TAX MATTERS

UNITED STATES TAXATION OF NON-UNITED STATES PERSONS

     In the opinion of Drinker Biddle & Reath LLP, as tax counsel to Delphi, under United States federal tax law as of the date of this prospectus supplement, and subject to the discussion of backup withholding below:

          (1) payments of principal and interest on any of the Offered Securities that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest,

           (x) (a) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Delphi entitled to vote,

               (b) the beneficial owner is not a "controlled foreign
                   corporation," within the meaning of the United States Internal Revenue Code of 1986, as amended, that is related to Delphi through stock ownership, and

               (c) either (A) the beneficial owner certifies, under penalties of perjury, that he is not a United States person and provides his name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the securities certifies, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and, if any such financial intermediary is a foreign intermediary that is not a "qualified" foreign intermediary (as defined in applicable Treasury regulations), furnishes the payor with a copy of such statement by the beneficial owner;

             (y) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the security or such owner's agent provides an appropriate IRS Form claiming the exemption; or

             (z) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the security or such owner's agent provides an appropriate IRS Form to that effect;

        provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted in a timely manner to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

          (2) a non-United States person will not be subject to United States federal income tax on any gain realized on the sale, exchange or redemption of an Offered Security unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the beneficial owner is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

          (3) an Offered Security owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of the individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Delphi entitled to vote and the interest on the Offered Security would not have been effectively connected with a United States trade or business of the individual.

     Interest on an Offered Security that is effectively connected with the conduct of a trade or business in the United States by a beneficial owner who is a non-United States person, although exempt from United States withholding tax, may be subject to United States income tax as if such interest were earned by a United States person.

     For purposes of this discussion, a "non-United States person" is a person other than an individual citizen or resident of the United States, a partnership or corporation formed under the laws of the United States or any state of the United States, an estate that is subject to United States federal income tax on its worldwide income or a trust that is subject to primary supervision and administration by a court within the United States and all substantial decisions with respect to which are controlled by one or more United States persons.

UNITED STATES TAXATION OF UNITED STATES PERSONS

     PAYMENTS OF INTEREST. Interest on an Offered Security will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received, in accordance with such United States person's method of accounting for tax purposes.

     SALE, EXCHANGE OR REDEMPTION OF THE OFFERED SECURITIES. Upon the sale, exchange or redemption of an Offered Security, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or redemption, and such United States person's adjusted tax basis in the Offered Security. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Offered Security. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. A United States person's adjusted tax basis in an Offered Security generally will equal the cost of the Offered Security to such United States person.

     In general, gain or loss realized on the sale, exchange or redemption of an Offered Security will be capital gain. Such gain will be long-term capital gain if at the time of such sale, exchange or redemption, the Offered Security has been held for more than 12 months. Under current law, the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary gain or loss is also relevant for other purposes, including, among other things, limitations on the deductibility of capital losses.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to payments of principal and interest made on any of the Offered Securities and the proceeds of the sale of an Offered Security within the United States to non-corporate holders of the Offered Securities, and "backup withholding" at a rate of 31% will apply to such payments or proceeds if the holder fails to provide an accurate taxpayer identification number in the manner required or to report all interest and dividends required to be shown on his federal income tax returns.

     Information reporting on IRS Form 1099 and backup withholding will not apply to payments made by Delphi or a paying agent on a security to a non-United States person if, in the case of interest, the IRS Form described in clause (y) in Paragraph (1) above has been provided under applicable procedures, or, in the case of interest or principal, the certification described in clause (x)(c) in Paragraph (1) above and a certification that the beneficial owner satisfies certain other conditions have been supplied under applicable procedures, provided that the payor does not have actual knowledge that the certifications are incorrect.

     Payments to a non-United States person of the proceeds from the sale of an Offered Security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of an Offered Security to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that he is a non-United States person and that he satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

     Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service. Interest on a security that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042-S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS

     A beneficial owner of the Offered Securities will generally be subject to the 30% United States federal withholding tax that generally applies to payments of interest on a registered form debt obligation issued by a United States person, unless one of the following steps is taken to obtain an exemption from or reduction of the tax:

     EXEMPTION FOR UNITED STATES PERSONS (IRS FORM W-9). A beneficial owner of Offered Securities who is a United States person can obtain a complete exemption from the 30% withholding tax by providing a properly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification). As discussed above, interest on the Offered Securities will, however, be generally reportable as gross income to such a beneficial owner in accordance with his method of accounting for federal income tax purposes.

     EXEMPTION FOR NON-UNITED STATES PERSONS UNRELATED TO DELPHI (IRS FORM W-8 OR W-8BEN). A beneficial owner of Offered Securities who is a non-United States person (other than certain persons who are related to Delphi through stock ownership as described in clauses (x)(a) and (b) of Paragraph (1) above, can obtain an exemption from withholding tax by providing a properly completed IRS Form W-8 (Certificate of Foreign Status) or Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). Copies of IRS Form W-8 or W-8BEN may be obtained from Banque Internationale a Luxembourg S.A., the Luxembourg listing agent.

     EXEMPTION FOR NON-UNITED STATES PERSONS WITH EFFECTIVELY CONNECTED INCOME (IRS FORM 4224 OR W-8ECI). A beneficial owner of Offered Securities who is a non-United States person, including a non-United States corporation or bank with a United States branch, and who conducts a trade or business in the United States with which interest income on the securities is effectively connected, can obtain an exemption from withholding tax by providing a properly completed IRS Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) or Form W-8ECI (Certificate of Foreign Person's Claim for Exemption from Withholding on Income Effectively Connected with the Conduct of a Trade or Business in the United States).

     EXEMPTION OR REDUCED RATE FOR NON-UNITED STATES PERSONS ENTITLED TO THE BENEFITS OF A TREATY (IRS FORM 1001 OR W-8BEN). A beneficial owner of Offered Securities who is a non-United States person entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding tax (depending on the terms of the treaty) by providing a properly completed IRS Form 1001 (Ownership, Exemption or Reduced Rate Certificate) or Form W-8BEN.

     Recently promulgated Treasury Regulations (the "New Withholding Tax Regulations") have modified certain of the foregoing requirements with which foreign persons must comply to be entitled to an exemption from United States withholding tax or a reduction in the applicable United States withholding tax rate. Under the New Withholding Tax Regulations, IRS Forms W-8BEN and W-8ECI are now applicable under the circumstances described above, although during 1999 the old Forms (IRS Forms W-8, 4224 and 1001) may continue to be used. If an old Form is used during 1999, it will continue to be effective until December 31, 2000.

     The New Withholding Tax Regulations also permit the shifting of primary responsibility for withholding to certain qualified financial intermediaries acting on behalf of beneficial owners. Although a beneficial owner will still be required to submit a Form W-8 or its equivalent to such an intermediary, the intermediary generally will not be required to forward a Form W-8 or its equivalent received from a beneficial owner to the U.S. withholding agent as under prior procedures. Instead, the intermediary to the extent that it is a foreign intermediary will be required to submit Form W-8IMY (Certificate of Foreign Intermediary, Foreign Partnership, or Certain U.S. Branches for United States Tax Withholding) to the withholding agent to make representations that the intermediary is not the beneficial owner of the payments it receives and about the status of the beneficial owner(s). However, if a foreign intermediary is a nonqualified intermediary, it will still need to transmit to the ultimate U.S. withholding agent a copy of the Form W-8 of the beneficial owner or its equivalent, as under prior procedures.

     Each holder of Offered Securities who is a non-United States person should be aware that if he does not properly provide the required IRS Form, or if a required IRS Form (or, if permissible, a copy of such Form) is not properly transmitted to and received by the person otherwise required to withhold United States federal income tax, interest on the Offered Securities may be subject to United States withholding tax at a 30% rate (or backup withholding at a 31% rate, as discussed above) and the holder (including the beneficial owner) will not be entitled to any additional amounts from Delphi described above under the heading "Description of the Offered Securities--Payment of Additional Amounts" with respect to such withholding tax. Such withholding tax, however, may in certain circumstances be allowed as a refund or as a credit against such holder's United States federal income tax.

     Prospective investors should also note that the foregoing discussion does not deal with all aspects of the New Withholding Tax Regulations and other United States federal tax matters that may be potentially relevant to them. Investors are advised to consult their own tax advisors for specific advice regarding their particular situation and all relevant tax matters, including taxes other than United States federal taxes.

                                  UNDERWRITING

     We are selling the Offered Securities to the underwriters named below pursuant to an underwriting agreement dated April 28, 1999. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as joint bookrunners. Subject to certain conditions, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of Offered Securities set forth in the following tables:

                                                                   PRINCIPAL AMOUNT
UNDERWRITER                                                       OF NOTES DUE 2004
-----------                                                       -----------------
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........         $175,000,000
Morgan Stanley & Co. Incorporated...........................          175,000,000
Chase Securities Inc. ......................................           50,000,000
Goldman, Sachs & Co. .......................................           50,000,000
BNY Capital Markets, Inc. ..................................           10,000,000
First Union Capital Markets Corp. ..........................           10,000,000
Lehman Brothers Inc. .......................................           10,000,000
Ormes Capital Markets, Inc. ................................           10,000,000
SG Cowen Securities Corporation.............................           10,000,000
                                                                     ------------
     Total..................................................         $500,000,000
                                                                     ============

                                                                   PRINCIPAL AMOUNT
UNDERWRITER                                                       OF NOTES DUE 2009
-----------                                                       -----------------
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........         $175,000,000
Morgan Stanley & Co. Incorporated...........................          175,000,000
Chase Securities Inc. ......................................           50,000,000
Goldman, Sachs & Co. .......................................           50,000,000
Banc One Capital Markets, Inc. .............................           10,000,000
Blaylock & Partners, L.P. ..................................           10,000,000
BNP Capital Markets, LLC ...................................           10,000,000
CIBC Oppenheimer Corp. .....................................           10,000,000
Credit Lyonnais S.A. .......................................           10,000,000
                                                                     ------------
     Total..................................................         $500,000,000
                                                                     ============

                                                                   PRINCIPAL AMOUNT
UNDERWRITER                                                     OF DEBENTURES DUE 2029
-----------                                                     ----------------------
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........         $175,000,000
Morgan Stanley & Co. Incorporated...........................          175,000,000
Chase Securities Inc. ......................................           50,000,000
Goldman, Sachs & Co. .......................................           50,000,000
Barclays Bank PLC...........................................           10,000,000
Bear, Stearns & Co. Inc. ...................................           10,000,000
Deutsche Bank AG London ....................................           10,000,000
NationsBanc Montgomery Securities LLC.......................           10,000,000
Salomon Smith Barney Inc. ..................................           10,000,000
                                                                     ------------
     Total..................................................         $500,000,000
                                                                     ============

     Under the terms and conditions of the underwriting agreement, if the underwriters take any of the Offered Securities, then they are obligated to take and pay for all of the Offered Securities.

     The Offered Securities are a new issue of securities with no established trading market. We will apply for listing of the Offered Securities on the Luxembourg Stock Exchange. We cannot guarantee that application to the Luxembourg Stock Exchange will be approved, and sale of the Offered Securities is not conditioned on obtaining this listing. We have been advised by the underwriters that the underwriters intend to make a market in the Offered Securities, but they are not obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance as to the liquidity of any trading market for the Offered Securities.

     The underwriters propose initially to offer the Offered Securities of each series to the public at the respective public offering prices set forth on the cover page of this prospectus supplement and to offer some of the Offered Securities of each series to certain dealers at the public offering prices less a concession not in excess of:

     - .225% of the principal amount in the case of the Notes due 2004

     - .30% of the principal amount in the case of the Notes due 2009

     - .50% of the principal amount in the case of the Debentures due 2029

After the initial public offering, the underwriters may change the public offering prices, concessions and discounts.

     The Offered Securities are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers.

     Each of the underwriters has agreed that it will not offer, sell or deliver any of the Offered Securities, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the Offered Securities, in or from any jurisdiction except under circumstances that will, to the best knowledge and belief of such underwriter, result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on Delphi except as set forth in the underwriting agreement.

     Each underwriter has represented and agreed that (a) it has not offered or sold, and, prior to the expiration of the period of six months from the closing date for the Offered Securities, will not offer or sell any Offered Securities to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (b) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986, with respect to anything done by it in relation to the Offered Securities in, from or otherwise involving the United Kingdom, and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Offered Securities to a person who is of a kind described in Article 11 (3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such documents may otherwise lawfully be issued or passed on.

     Each underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any of the Offered Securities to any persons other than persons who trade or invest in securities in the conduct of a profession or business (which includes banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

     Purchasers of the Offered Securities may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

     In connection with the offering of the Offered Securities, the underwriters may, to the extent permitted by applicable law, engage in transactions that stabilize, maintain or otherwise affect the price of the Offered Securities. Specifically, the underwriters may overallot in connection with the offering of the Offered Securities, creating a short position in the Offered Securities for their own account. In addition, the underwriters may bid for, and purchase, Offered Securities in the open market to cover short positions or to stabilize the price of the Offered Securities. Finally, the underwriters may reclaim selling concessions allowed for distributing the Offered Securities in the offering, if the underwriters repurchase previously distributed Offered Securities in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Offered Securities above independent market levels. The underwriters are not required to engage in any of these activities and may end any of these activities at any time.

     Certain underwriters have agreed to reimburse Delphi for certain expenses incurred by Delphi in connection with the offering of the Offered Securities. We currently estimate that our share of the total expenses of the offering of the Offered Securities, excluding underwriting discounts and commissions, will be approximately $500,000.

     Affiliates of certain of the underwriters are lenders under our revolving credit facilities and will receive a portion of the amounts repaid under these facilities with the net proceeds of the offering of the Offered Securities. Because more than 10% of the net proceeds of the offering will be paid to certain affiliates of the underwriters, the offering is being made in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. In addition, in the ordinary course of their respective businesses certain of the underwriters and their affiliates have engaged and may in the future engage in various other banking and financial services for and commercial transactions with Delphi and its affiliates.

     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute payments which the underwriters may be required to make in respect of such liabilities.

                              GENERAL INFORMATION

     Application will be made to list the Offered Securities on the Luxembourg Stock Exchange. In connection with the listing application, the Amended and Restated Certificate of Incorporation and the Bylaws of Delphi and a legal notice relating to the issuance of the Offered Securities have been deposited prior to listing with the Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the Indenture and Delphi's current Annual and Quarterly Reports, as well as all future Annual Reports and Quarterly Reports, so long as any of the Offered Securities are outstanding, will be made available for inspection at the main office of Banque Internationale a Luxembourg S.A. in Luxembourg. Banque Internationale a Luxembourg S.A. will act as intermediary between the Luxembourg Stock Exchange and Delphi and the holders of the Offered Securities. In addition, copies of the Annual Reports and Quarterly Reports of Delphi and all other documents incorporated by reference in this prospectus supplement and the accompanying prospectus may be obtained free of charge at such office.

     Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in the financial position of Delphi since December 31, 1998.

     Neither Delphi nor any of its subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the Offered Securities.

     Delphi accepts responsibility for the information contained in relation to Delphi and the provisions of the Offered Securities in this prospectus supplement and the accompanying prospectus.

     The Offered Securities have been accepted for clearance through Euroclear and Cedelbank.

     Resolutions relating to the issue and sale of the Offered Securities were adopted by the Board of Directors of Delphi on March 15, 1999.

     The notes due 2004 have been assigned Euroclear and Cedel Common Code No. 9726373, International Security Indemnification Number (ISIN) US247126AA38 and CUSIP No. 247126 AA 3.

     The notes due 2009 have been assigned Euroclear and Cedel Common Code No. 9726381, International Security Indemnification Number (ISIN) US247126AB11 and CUSIP No. 247126 AB 1.

     The debentures due 2029 have been assigned Euroclear and Cedel Common Code No. 9726390, International Security Indemnification Number (ISIN) US247126AC93 and CUSIP No. 247126 AC 9.

                                 LEGAL MATTERS

     The validity of the Offered Securities, as well as certain other legal matters, will be passed upon for Delphi by Drinker Biddle & Reath LLP. Certain legal matters will be passed upon for the underwriters by O'Melveny & Myers LLP. Certain legal matters relating to the federal tax consequences of the issuance of the Offered Securities and other matters relating thereto will be passed upon for Delphi by Drinker Biddle & Reath LLP.

                              PRINCIPAL OFFICE OF
                     DELPHI AUTOMOTIVE SYSTEMS CORPORATION

                               5725 Delphi Drive
                              Troy, Michigan 48098

                                    TRUSTEE

                       The First National Bank of Chicago
                             Corporate Trust Office
                            One First National Plaza
                                   Suite 0126
                          Chicago, Illinois 60670-0126

                   LUXEMBOURG PAYING AGENT AND TRANSFER AGENT

                    Banque Internationale a Luxembourg S.A.
                                69 route d'Esch
                               L-1470 Luxembourg

                    LUXEMBOURG STOCK EXCHANGE LISTING AGENT

                    Banque Internationale a Luxembourg S.A.
                                69 route d'Esch
                               L-1470 Luxembourg

                                 LEGAL ADVISERS

    To Delphi Automotive Systems           To Delphi Automotive Systems        To the underwriters
 Corporation as to United States Law           Corporation as United                  as to
                                                States Tax Counsel              United States Law
     Drinker Biddle & Reath LLP             Drinker Biddle & Reath LLP        O'Melveny & Myers LLP
        1345 Chestnut Street                   1345 Chestnut Street              Citicorp Center
Philadelphia, Pennsylvania 19107-3496  Philadelphia, Pennsylvania 19107-3496  153 East 53rd Street
                                                                              New York, New York 10022

                                  AUDITORS TO
                     DELPHI AUTOMOTIVE SYSTEMS CORPORATION

                             Deloitte & Touche LLP
                             600 Renaissance Center
                                   Suite 900
                          Detroit, Michigan 48243-1704

PROSPECTUS

                              U.S. $2,500,000,000
                                     [LOGO]

                     DELPHI AUTOMOTIVE SYSTEMS CORPORATION
                               5725 DELPHI DRIVE
                              TROY, MICHIGAN 48098
                                 (248)813-2000

                                DEBT SECURITIES

     We may offer to sell up to U.S. $2,500,000,000 of our debt securities in one or more offerings. In this prospectus, we describe generally the terms of these securities. We will describe the specific terms of the securities that we offer in a supplement to this prospectus at the time of each offering. If any offering involves underwriters, dealers or agents, we will describe our arrangements with them in the prospectus supplement that relates to that offering.

     SEE "RISK FACTORS" ON PAGE 5 FOR INFORMATION YOU SHOULD CONSIDER BEFORE BUYING THESE SECURITIES.

                             ----------------------

     The Securities and Exchange Commission and State Securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ----------------------

                 The date of this prospectus is March 30, 1999.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
About this Prospectus.......................................      2
Where You Can Find More Information.........................      3
The Company.................................................      4
Risk Factors................................................      5
Use of Proceeds.............................................      5
Ratio of Earnings to Fixed Charges..........................      5
Description of Debt Securities..............................      5
Plan of Distribution........................................     13
Experts.....................................................     15
Legal Opinions..............................................     15

                           -------------------------

     You should rely only on the information incorporated by reference or contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or the applicable prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or the applicable prospectus supplement or of any sale of our securities.

     In this prospectus, "we", "us", "our" and the "Company" each refers to Delphi Automotive Systems Corporation.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,500,000,000. We provide information to you about these securities in three documents that progressively provide more detail:

     1. This prospectus, which contains general information that may or may not apply to each offering of securities.

     2. The applicable prospectus supplement, which will contain more specific information than this prospectus and may also add, update or change information contained in this prospectus. To the extent information differs from this prospectus, as amended, you should rely on the different information in the applicable prospectus supplement.

     3. The pricing supplement, if applicable, will provide final details about a specific offering and the terms of the offered securities, including their price. To the extent information differs from this prospectus or the prospectus supplement, you should rely on the different information in the pricing supplement.

You should read both this prospectus and any prospectus supplement or pricing supplement together with any additional information described under the heading "Where You Can Find More Information" to learn more about the Company and the securities offered.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC, Washington, D.C., a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities that we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the securities offered hereby, reference is made to the registration statement and the exhibits and any schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement, at the SEC's Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, IL 60661. For further information on the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also inspect our SEC filings at the New York Stock Exchange, the exchange on which our common stock is listed, at 20 Broad Street, 7th Floor, New York, New York 10005.

     The SEC allows us to "incorporate by reference" the information in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information in documents that we file after the date of this prospectus and before the termination of the offering contemplated by this prospectus will automatically update and supersede information in this prospectus.

     We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-14787), and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities offered by this prospectus.

     We will provide without charge, upon written or oral request, to each person to whom this prospectus is delivered, a copy of any or all of the documents described above which have been or may be incorporated by reference in this prospectus but not delivered with this prospectus. Such request should be directed to:
                     Delphi Automotive Systems Corporation
                     Attn: Investor Relations
                     5725 Delphi Drive
                     Troy, Michigan 48098
                     Telephone Number: (248)813-2000

     This prospectus contains or incorporates by reference forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about Delphi's industry, our beliefs and assumptions. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Many of these risks and uncertainties will be described with particularity in the applicable prospectus supplement. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus or the prospectus supplement containing such forward-looking statements. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or the applicable prospectus supplement, or to reflect the occurrence of unanticipated events.

                                  THE COMPANY

     We are the world's largest and most diversified supplier of components, integrated systems and modules to the automotive industry, with 1998 net sales of $28.5 billion. We have become a leader in the global automotive parts industry by capitalizing on the extensive experience we have gained as the principal supplier of automotive parts to General Motors, the world's largest manufacturer of automotive vehicles. We are primarily a "Tier 1" supplier, which means that we generally provide our products directly to automotive vehicle manufacturers. We also sell our products to the worldwide aftermarket for replacement parts and to customers other than vehicle manufacturers.

     Before the initial public offering of our common stock in February 1999, we were a wholly-owned subsidiary of General Motors. General Motors now owns approximately 82.3% of our outstanding common stock and the public owns the rest. Several years ago, we began to transform our Company from a North America-based, captive component supplier to General Motors into a global supplier of components, integrated systems and modules for a wide range of customers. We now sell our products to every major manufacturer of light vehicles in the world. We have also established an expansive global presence, with a network of manufacturing sites, technical centers, sales offices and joint ventures located in every major region of the world.

     Through our experience with General Motors, we have developed a sophisticated understanding of the design, engineering, manufacture and operation of all aspects of the automotive vehicle. We have both extensive, technical expertise in a broad range of product lines and strong systems integration skills, which enable us to provide comprehensive, systems-based solutions for our customers. We believe that we are one of the leading Tier 1 suppliers in each of our focused product areas. We operate our business along three major product sectors which work closely together to coordinate our product development and marketing efforts. Our three product sectors are:
Electronics & Mobile Communication, which includes our automotive electronics and audio and communication systems; Safety, Thermal & Electrical Architecture, which includes our interior, thermal and power and signal distribution products; and Dynamics & Propulsion, which includes our energy and engine management, chassis and steering products.

     Our Company was incorporated in Delaware in late 1998 in preparation for our initial public offering and for the separation of our business from General Motors effective as of January 1, 1999, when we acquired the assets and assumed the liabilities of the business of the Delphi Automotive Systems business sector of General Motors.

     General Motors has announced that it currently plans to complete its divestiture of our Company later in 1999 by distributing all of its shares of our common stock to the holders of General Motors' $1-2/3 common stock. General Motors currently expects to accomplish this distribution through a split-off (such as an exchange offer by General Motors in which holders of General Motors' $1-2/3 common stock would be invited to tender shares of that stock to General Motors in exchange for the 465 million shares of our common stock held by General Motors), a spin-off or some combination of both transactions. General Motors has sole discretion to determine the timing, structure and terms of the distribution. We have agreed to cooperate with General Motors in all respects to complete the divestiture because we believe that our complete separation from General Motors will enhance our ability to pursue our business strategy. General Motors is not, however, obligated to complete the divestiture and we cannot assure you as to whether or when it will occur.

                                  RISK FACTORS

     You should carefully consider the specific risks set forth under the caption "Risk Factors" in the applicable prospectus supplement before making an investment decision. The risks and uncertainties described in the applicable prospectus supplement are not the only ones facing our Company. Additional risks and uncertainties not currently known to us or that we currently think are immaterial may also impact our business operations.

                                USE OF PROCEEDS

     Unless we otherwise state in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities to repay portions of the indebtedness outstanding under our revolving credit facilities or for other general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratios of earnings to fixed charges were 6.4, 6.8, 4.3 and 1.7 for the years ended December 31, 1994, 1995, 1996 and 1997, respectively. Fixed charges exceeded earnings by $320 million for the year ended December 31, 1998, resulting in a ratio of less than one.

     Our earnings available for fixed charges for the years ended December 31, 1998, 1997 and 1996 were impacted by a number of special items which management views as non-recurring in nature. The special items included charges associated with our evaluation of the competitiveness of our business, divestitures and plant closing charges as well as work stoppages at certain General Motors and Delphi locations. Excluding the impact of these special items, our ratio of earnings to fixed charges would have been 4.6, 6.3 and 7.0 for the years ended December 31, 1998, 1997 and 1996, respectively. For more information on special items and work stoppages, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations-Special Items and Work Stoppages" and Note 3 to our consolidated financial statements included in our 1998 Annual Report on Form 10-K incorporated herein by reference.

     Our ratio of earnings to fixed charges for each of the periods indicated has been computed by dividing earnings before income taxes and fixed charges by the fixed charges. Earnings have been adjusted to exclude equity earnings of non-consolidated affiliates and include cash distributions received from non-consolidated affiliates. This ratio includes the earnings and fixed charges of the Company and its consolidated subsidiaries. Fixed charges primarily include interest expense and amortization of debt expense.

                         DESCRIPTION OF DEBT SECURITIES

     We describe in this section the general terms that will apply to any particular series of debt securities that the Company may offer in the future. When the Company issues a particular series, we will describe in the prospectus supplement that relates to the series (i) the specific terms of the debt securities and (ii) the extent to which the general terms described in this section apply to the debt securities of that series.

     The Company expects to issue the debt securities under an Indenture with The First National Bank of Chicago as Trustee, which is included as an exhibit to the registration statement of which this prospectus forms a part. In the discussion that follows, we summarize particular provisions of the Indenture and include the relevant section numbers of the Indenture in parentheses. Our discussion of Indenture provisions is not complete; you should read the Indenture for a more complete understanding of the provisions we describe.

     The aggregate principal amount of debt securities that the Company may issue under the Indenture is unlimited. (Section 2.01)

GENERAL

     Each prospectus supplement relating to a particular series of debt securities that the Company offers will describe the specific terms of the series of debt securities. Those specific terms will include some or all of the following:

          (i) the designation of the debt securities;

          (ii) the authorized denominations if other than $1000 (or integrals of $1000) for registered debt securities and if other than $5000 for unregistered securities, and any limit on the aggregate principal amount of the debt securities;

          (iii) the percentage of their principal amount at which the debt securities are issued;

          (iv) the maturity date or dates of the debt securities (or the manner of determining the maturity date);

          (v) the annual interest rate or rates, if any, which may be fixed or variable; and the manner of calculating any variable interest rate;

          (vi) the date or dates from which interest, if any, will accrue (or the method of determining such date or dates), and the interest payment dates and their associated record dates;

          (vii) whether the Company may redeem the debt securities and, if so, the redemption date or dates, redemption price or prices, and other applicable terms of redemption;

          (viii) any mandatory or optional sinking fund or analogous provisions;

          (ix) provisions for the defeasance of the debt securities;

          (x) the form in which we will issue debt securities (registered or bearer), any restrictions on the exchange of one form for another and on the offer, sale and delivery of debt securities in either form;

          (xi) whether and under what circumstances the Company will pay additional amounts on debt securities held by a person who is not a United States person (as defined in the prospectus supplement) in respect of specified taxes, assessments or other governmental charges withheld or deducted; and if so, whether the Company has the option to redeem the affected debt securities rather than pay such additional amounts;

          (xii) if other than U.S. dollars, the currency or currencies for which the debt securities may be purchased and the currency in which the principal of, premium, if any, and interest, if any, on the debt securities is payable;

          (xiii) any exchanges on which the debt securities are listed;

          (xiv) whether the debt securities are to be issued in book-entry form and, if so, the identity of the depositary for such book-entry debt securities;

          (xv) the place or places where the principal of, premium, if any, interest, if any, and certain additional amounts required in respect of taxes owed to holders of the debt securities, if any, on the debt securities is payable;

          (xvi) if the amount of principal of and interest on the debt securities may be determined with reference to an index based on a currency other than that in which the debt securities are denominated, the manner of determining such amounts;

          (xvii) the portion of the principal amount (if other than the principal amount) of the debt securities payable upon declaration of acceleration of their maturity date;

          (xviii) the form and terms of any certificates, documents or conditions required for the issuance of debt securities in definitive form;

          (xix) any trustees, depositories, authenticating or paying agents, transfer agents, registrars or any other agents with respect to the debt securities;

          (xx) any other specific terms of the debt securities, including any additional covenants and any terms that may be required or advisable under applicable laws or regulations. (Section 2.01)

     The debt securities will be unsecured and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company (other than obligations preferred by mandatory provisions of law).

     Unless we say otherwise in a prospectus supplement, holders of debt securities may present them for transfer (unless the debt securities are issued in book-entry form) or payment at the office of the Trustee, One First National Plaza, Suite 0126, Chicago, Illinois 60670-0126. The Company may, however, pay the interest on registered debt securities by mailing checks to the holders of those debt securities at the addresses listed in the Company's register or, for holders of at least U.S. $10,000,000 aggregate principal amount of debt securities, by wire transfer of immediately available funds. (Sections 4.01 and 4.02) The Company will not levy a service charge for any transfer or exchange of registered debt securities, but may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.05)

     Holders of debt securities in bearer form (together with any coupons attached to them) must physically present such debt securities or coupons for payment, subject to any applicable laws and regulations, at one of the paying agencies that the Company maintains in a city or cities located outside the United States. (Sections 4.01 and 4.02) Debt securities in bearer form (except for temporary bearer securities) and any coupons attached to them will be transferable by delivery. (Section 2.05)

     The Company may issue some of the debt securities as discounted debt securities (bearing no interest or interest at a rate that is below market at the time of issuance), which are sold at a substantial discount below their stated principal amount. When an event of default occurs with respect to a particular series of debt securities, the amount that the holders of such series may declare to be immediately due and payable will be less than the principal amount in the case of discounted debt securities. (Section 6.01)

     If a prospectus supplement specifies that the debt securities will have a redemption option, the "Option to Elect Repurchase" will constitute an issuer tender offer under the Exchange Act of 1934, as amended. The Company will comply with all issuer tender offer rules and regulations under the Securities Exchange Act of 1934, as amended, if such redemption option is elected, including making any required filings with the Securities and Exchange Commission and furnishing certain information to the holders of the debt securities.

BOOK-ENTRY SECURITIES--DELIVERY AND FORM

     Some or all of the debt securities of a series may be issued in the form of one or more global securities, each of which will have an aggregate principal amount equal to the aggregate principal amount of the debt securities that it represents. Each global security will be deposited with a depositary (to be specified in the applicable prospectus supplement) or its nominee, and, if in registered form, registered in the name of the depositary or the depositary's nominee. Each depositary for a global security in registered form must be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and any other applicable statute or regulation. (Section 2.03)

     The beneficial owner of a debt security represented by a global security in bearer form may exchange its interest in the global security for a debt security or debt securities in either bearer or registered form of any authorized denomination, subject to the rules of the depositary. (Section 2.10)

     We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement.

CERTAIN COVENANTS

     In this section we describe the principal covenants that will apply to the debt securities unless otherwise indicated in the applicable prospectus supplement. We make use of several defined terms; the associated definitions are located at the end of this section.

Limitation on Liens.

     The Indenture provides that the Company will not, and will not permit any of its Manufacturing Subsidiaries to, issue or assume any Debt secured by a Mortgage upon any Domestic Manufacturing Property of the Company or of any Manufacturing Subsidiary, or upon any shares of stock or indebtedness of any Manufacturing Subsidiary (whether that Domestic Manufacturing Property, those shares of stock or that indebtedness are then currently owned or later acquired) without providing at the same time that the Company issues or assumes any such Debt that the debt securities (together with any other indebtedness of the Company or the Manufacturing Subsidiary ranking equally with the debt securities then existing or later created) will be secured equally and ratably with such Debt.

     The foregoing restriction does not, however, apply if the aggregate amount of Debt that the Company or any Manufacturing Subsidiary issues or assumes and so secures by Mortgages, together with (i) all other Debt of the Company and its Manufacturing Subsidiaries which (if originally issued or assumed at such time) would otherwise be subject to the foregoing restrictions, but not including Debt permitted to be secured under clauses (i) through (v) of the immediately following paragraph and not including Permitted Receivables Financings, and (ii) all Attributable Debt of the Company and its Manufacturing Subsidiaries in respect of sale and lease-back transactions, does not at the time exceed 15% of Consolidated Net Tangible Assets as shown on the audited consolidated financial statements for the most recently completed fiscal year.

     In addition, the covenant described in the first paragraph above does not apply to:

          (i) Mortgages on property, shares of stock or indebtedness of any corporation or other entity existing at the time (a) that the corporation or other entity becomes a Manufacturing Subsidiary or (b) of a sale, lease or other disposition of all or substantially all of the properties of the corporation or other entity to the Company or a Manufacturing Subsidiary;

          (ii) Mortgages on property that exist at the time the Company or a Manufacturing Subsidiary acquires the property; or Mortgages to secure (a) the payment of all or part of the purchase price of such property when the Company or a Manufacturing Subsidiary acquires it, (b) any Debt incurred prior to, at the time of, or within 180 days after, the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of its purchase price, or (c) any Debt incurred for the purpose of financing the Company's or a Manufacturing Subsidiary's cost of improvements to such acquired property;

          (iii) Mortgages securing a Manufacturing Subsidiary's Debt to the Company or to another Subsidiary;

          (iv) Mortgages on property of the Company or a Manufacturing Subsidiary in favor of:

             (a) the United States of America or any State,

             (b) any department, agency or instrumentality or political subdivision of the United States of America or any State, or

             (c) any other country, or any political subdivision of any other country,

        in connection with financing arrangements between the Company or a Manufacturing Subsidiary and any of the foregoing governmental bodies or agencies, to the extent that Mortgages are required by the governmental programs under which those financing arrangements are made, to secure partial, progress, advance or other payments under any contract or statute or to secure any indebtedness incurred for the purpose of financing all or part of the purchase price or the cost of construction of the property subject to such Mortgages;

          (v) Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (i) to (iv), as long as (a) the principal amount of Debt secured by any such Mortgage does not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement and (b) the extension, renewal or replacement is limited to all or a part of the property (including improvements) that secured the Mortgage being extended, renewed or replaced. (Section 4.06)

Limitation on Sale and Lease-Back.

     The Indenture provides that the Company will not, and will not permit any Manufacturing Subsidiary to, enter into any arrangement with any person in which the Company or a Manufacturing Subsidiary leases from such person any Domestic Manufacturing Property that (i) the Company or the Manufacturing Subsidiary owns on the date that the debt securities are originally issued and (ii) the Company or the Manufacturing Subsidiary has sold or will sell to such person (except for temporary leases having a maximum term of three years and except for leases between the Company and a Manufacturing Subsidiary or between Manufacturing Subsidiaries), unless either:

          (i) The Company or the Manufacturing Subsidiary could, under the covenant on limitation on liens described above, issue, assume, extend, renew or replace Debt secured by a Mortgage on the Domestic Manufacturing Property equal in amount to the Attributable Debt in respect of such sale and lease-back arrangement without equally and ratably securing the debt securities; however, on and after the date that the sale and lease-back arrangement becomes effective, the Attributable Debt in respect of such sale and lease-back arrangement would be deemed for all purposes under the covenant on limitation on liens described above and the covenant on limitation on sale and lease-back to be Debt subject to the provisions of the covenant on limitation on liens described above (which provisions include the exceptions set forth in clauses (i) through (v) of this description of such covenant), or

          (ii) Within 180 days of the effective date of the sale and lease-back arrangement, the Company applies a cash amount equal to the Attributable Debt in respect of the arrangement to the retirement (other than any mandatory retirement or by way of payment at maturity) of Debt of the Company or any Manufacturing Subsidiary (other than Debt owned by the Company or any Manufacturing Subsidiary) that by its terms matures at, or is extendible or renewable at the borrower's option to a date more than twelve months after the date of the creation of such Debt. (Section 4.07)

Limitation on Consolidation, Merger, Sale or Conveyance.

     The Indenture provides that the Company will not merge or consolidate with any other entity, and will not sell or convey all or substantially all of its assets to any person or entity, unless:

          (i) Either the Company is the surviving corporation, or if not, the successor entity is organized under the laws of the United States or any State and expressly assumes, by executing a supplemental indenture, (a) the obligation to pay the principal of, premium, if any, interest, if any, and any other additional amounts, on all the debt securities and any coupons and (b) the performance of all of the Company's covenants and the satisfaction of all the conditions to be satisfied by the Company under the Indenture;

          (ii) Immediately after the merger, consolidation, sale or conveyance is effective, no event of default under the Indenture will have occurred or be continuing; and

          (iii) The Company delivers to the Trustee under the Indenture a certificate and legal opinion each stating that the merger, consolidation, sale or conveyance, any supplemental indenture, and any assumption by the successor entity of the Company's obligations described above, complies with the requirements set forth in Article Eleven of the Indenture regarding the Company's ability to carry out a merger, consolidation, sale or conveyance of assets. (Section 11.01)

Definitions Applicable to Covenants.

     The following definitions will apply to the covenants summarized above:

          (i) "Attributable Debt" means, at the time of determination as to any lease, the present value (discounted at the actual rate, if stated, or, if no rate is stated, the implicit rate of interest of such lease transaction as determined by the chairman, president, any vice chairman, any vice president, the treasurer or any assistant treasurer of the Company), calculated using the interval of scheduled rental payments under such lease, of the obligation of the lessee for net rental payments during the remaining term of such lease (excluding any subsequent renewal or other extension options held by the lessee). The term "net rental payments" means, with respect to any lease for any period, the sum of the rental and other payments required to be paid in such period by the lessee thereunder, but not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, earnings or profits or of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges; provided, however, that, in the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net rental payments required to be paid from the later of the first date upon which such lease may be so terminated and the date of the determination of net rental payments, "net rental payments" shall include the then-current amount of such penalty from the later of such two dates, and shall exclude the rental payments relating to the remaining period of the lease commencing with the later of such two dates.

          (ii) "Consolidated Net Tangible Assets" means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total assets" (or any like caption) on a consolidated balance sheet of the Company and its consolidated Subsidiaries less (i) all current liabilities and (ii) goodwill, trade names, patents, unamortized debt discount, organization expenses and other like intangibles of the Company and its consolidated Subsidiaries.

          (iii) "Debt" means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

          (iv) "Domestic Manufacturing Property" means any manufacturing plant or facility owned by the Company or any Manufacturing Subsidiary which is located within the continental United States of America and, in the opinion of the Board of Directors, is of material importance to the total business conducted by the Company and its consolidated affiliates as an entity.

          (v) "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by a successor entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

          (vi) "Manufacturing Subsidiary" means any Subsidiary (A) substantially all the property of which is located within the continental United States of America, (B) which owns a Domestic
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     Manufacturing Property and (C) in which the Company's investment, direct or indirect and whether in the form of equity, debt, advances or otherwise, is in excess of $1 billion as shown on the books of the Company as of the end of the fiscal year immediately preceding the date of determination; provided, however, that "Manufacturing Subsidiary" shall not include any Subsidiary that is principally engaged in leasing or in financing installment receivables or otherwise providing financial or insurance services to the Company or others or that is principally engaged in financing the Company's operations outside the continental United States of America.

          (vii) "Mortgage" means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

          (viii) "Non-Recourse Debt" means all Debt which, in accordance with GAAP, is not required to be recognized on a consolidated balance sheet of the Company as a liability.

          (ix) "Permitted Receivables Financings" means, at any date of determination, the aggregate amount of any Non-Recourse Debt outstanding on such date relating to securitizations or other similar off-balance sheet financings of accounts receivable of the Company or any of its Subsidiaries.

          (x) "Subsidiary" means any corporation or other entity of which at least a majority of the outstanding stock or other beneficial interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other governing body of such corporation or other entity (irrespective of whether or not at the time stock or other beneficial interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by the Company, or by one or more Subsidiaries, or by the Company and one or more Subsidiaries. (Section 4.07)

DEFEASANCE

     If the terms of a particular series of debt securities provide for defeasance of those debt securities, the Company may, at its option, (i) discharge its obligations under the Indenture with respect to, and the entire indebtedness on all the outstanding debt securities of, that series or (ii) not comply with any term, provision, condition or covenant contained in the Indenture with respect to that series, in each case by:

          (i) depositing with the Trustee funds, or obligations issued or guaranteed by the United States of America, sufficient to pay and discharge the entire indebtedness on all outstanding debt securities of the series, or fulfilling other terms and conditions of the satisfaction and discharge of the debt securities of the series;

          (ii) paying all other sums payable with respect to the outstanding debt securities of the series;

          (iii) delivering to the Trustee a legal opinion confirming that the holders of the outstanding debt securities and any related coupons will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance of their debt securities; and

          (iv) delivering to the Trustee an officer's certificate and legal opinion each confirming that the Company has complied with all conditions relating to defeasance of the debt securities contained in the Indenture. (Section 12.02)

MODIFICATION OF THE INDENTURE

     The Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of the debt securities to (a) evidence the assumption by a successor corporation of the obligations of the Company, (b) add covenants for the protection of the holders of the debt securities, (c) add or change any of the provisions of the Indenture to permit or facilitate the issuance of debt securities of any series in bearer form and to provide for the exchange of debt securities in bearer form with registered debt securities, (d) cure any ambiguity or correct any inconsistency in the Indenture or in a supplemental indenture, (e) transfer, assign, mortgage or pledge any property to or with the Trustee, (f) establish the form or terms of debt securities of any series as permitted by the terms of
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

the Indenture, (g) evidence the acceptance of appointment by a successor trustee and (h) change or eliminate provisions of the Indenture where the changes or eliminations do not apply to any debt security outstanding and become effective only when there is no debt security outstanding of a series created before the execution of the supplemental indenture that is entitled to the benefit of the provision being changed or eliminated. (Section 10.01)

     The Indenture also provides that the Company and the Trustee may enter into a supplemental indenture to modify the Indenture, any supplemental indenture or the rights of the holders of the debt securities issued under either such Indenture or supplemental indenture, with the consent of the holders of not less than a majority in principal amount of the debt securities of all series at the time outstanding that are affected by that modification (voting as one class) if the modification does not:

          (i) (a) change the fixed maturity of any debt securities, (b) reduce their principal amount or premium, if any, (c) reduce the rate or extend the time of payment of interest or any additional amounts payable on the debt securities, (d) reduce the amount due and payable upon acceleration of the maturity of the debt securities or the amount provable in bankruptcy or
     (e) make the principal of, or any interest, premium or additional amounts on, any debt security payable in a coin or currency different from that provided in the debt security,

          (ii) impair the right to initiate suit for the enforcement of any such payment on or after the stated maturity of the debt securities, or

          (iii) reduce the requirement, stated above, for the consent of the holders of the debt securities to any modification described above, or the percentage required for the consent of the holders to waive defaults, without the consent of the holder of each debt security so affected. (Section 10.02)

EVENTS OF DEFAULT

     An event of default with respect to any series of debt securities is defined in the Indenture as: (a) default in payment of any principal or premium, if any, on the series; (b) default for 30 days in payment of any interest or additional amounts due with respect to the series; (c) default for 90 days after notice in performance of any other covenant or agreement applicable to the debt securities or contained in the Indenture; (d) default by the Company or any Significant Subsidiary in any payment of $25,000,000 or more of principal of or interest on any Debt or in the payment of $25,000,000 or more on account of any guarantee in respect of Debt, beyond any period of grace that may be provided in the instrument or agreement under which such Debt or guarantee was created (for these purposes, the term "Significant Subsidiary" is defined as any Subsidiary of the Company that, at any time, has at least 5% of the consolidated revenues of the Company and its Subsidiaries at such time as reflected in the most recent annual audited consolidated financial statements of the Company; the term "Subsidiary" is defined as in our description of the covenants under the Indenture); or (e) certain events of bankruptcy, insolvency or reorganization. (Section 6.01)

     If an event of default under clause (a), (b), (c) or (d) above occurs with respect to any series, the Trustee or the holders of at least 25% in aggregate principal amount of all debt securities then outstanding affected by the event of default may declare the principal (or, in the case of discounted debt securities, the amount specified in their terms) of all debt securities of the affected series to be due and payable. (Section 6.01)

     If an event of default under clause (e) above occurs, the Trustee or the holders of at least 25% in aggregate principal amount of all the debt securities then outstanding (voting as one class) may declare the principal (or, in the case of discounted debt securities, the amount specified in their terms) of all outstanding debt securities not already due and payable to be due and payable. (Section 6.01)

     If the principal amount of debt securities has been declared due and payable, the holders of a majority in aggregate principal amount of the outstanding debt securities of the applicable series (or of all

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

the outstanding debt securities) may waive any event of default with respect to that series (or with respect to all outstanding debt securities) if:

          (i) The Company deposits with the Trustee all required payments on the debt securities, plus certain fees, expenses, disbursements and advances of the Trustee and

          (ii) all defaults under the Indenture have been remedied. (Section
     6.01)

     The holders of a majority in aggregate principal amount of the debt securities of a particular series may also waive any default with respect to that series and its consequences, except a default:

          (i) in the payment of principal of, or any premium, interest or additional amounts on, any debt securities of that series or

          (ii) in respect of a covenant or provision in the Indenture that may not be modified without the consent of the holders of each outstanding debt security that would be affected by the modification. (Section 6.06)

     The Indenture provides that the Trustee may withhold notice of any default to the securityholders (except for default in the payment of principal or any premium, interest or additional amounts) if it considers it in the interests of the securityholders to do so. (Section 6.07)

     Subject to the provisions of the Indenture relating to the duties of the Trustee when an event of default occurs, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the securityholders, unless those securityholders have offered to the Trustee reasonable indemnity. (Sections 7.01 and 7.02)

     Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in aggregate principal amount of the debt securities of all series affected by the occurrence of an event of default (voting as one class) at the time outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Section 6.06)

CONCERNING THE TRUSTEE

     The First National Bank of Chicago is the Trustee under the Indenture. The First National Bank of Chicago acts as depositary for funds of, makes loans to, acts as trustee and performs certain other services for, the Company and certain of its subsidiaries and affiliates in the normal course of its business.

                              PLAN OF DISTRIBUTION

     We may sell the securities from time to time: (i) directly to purchasers,
(ii) through agents, (iii) through underwriters or dealers or (iv) through a combination of these methods.

GENERAL

     Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be "underwriters" as defined in the Securities Act of 1933, as amended. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act of 1933, as amended. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement.

AGENTS

     We may designate agents to sell the securities. The agents will agree to use their best efforts to solicit purchases for the period of their appointment.

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

UNDERWRITERS

     If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale. We may offer the securities to the public through an underwriting syndicate or through a single underwriter.

     Unless the applicable prospectus supplement or pricing supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that the Company and the underwriters will enter into. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless the applicable prospectus supplement or pricing supplement says otherwise. Any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.

DEALERS

     We may sell the offered securities to dealers as principals, who may then resell such securities to the public either at varying prices determined by such dealers or at a fixed offering price agreed to with the Company.

REMARKETING FIRMS

     We may sell securities to one or more remarketing firms, acting as principals for their own accounts or as agents for the Company, who will remarket the securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of such securities.

DIRECT SALES

     We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

INSTITUTIONAL PURCHASERS

     We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

     We will enter into such delayed delivery contracts only with institutional purchasers that we approve. Such institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

INDEMNIFICATION

     We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

MARKET MAKING, STABILIZATION AND OTHER TRANSACTIONS

     Each series of offered debt securities will be a new issue and will have no established trading market. We may elect to list any series of offered debt securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market

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

making at any time without notice. Therefore, we cannot assure that the securities will have a liquid trading market.

     Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

                                    EXPERTS

     The financial statements incorporated by reference in this prospectus from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein, and have been so incorporated in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

     Unless we indicate otherwise in the applicable prospectus supplement, Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, will issue an opinion about the legality of the securities that we are offering in this prospectus. We will also provide in the applicable prospectus supplement the name of counsel that will issue an opinion as to certain legal matters for any underwriters, dealers or agents.

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